AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 26, 2004
                                             REGISTRATION FILE NO. 333-______

             U. S. SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

                            FORM SB-2

     REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                  DATALOGIC INTERNATIONAL, INC.
      (Exact name of registrant as specified in its charter)

      Delaware                       7372                   330755473
  (State or other               (Primary Standard        (I.R.S. Employer
  jurisdiction of                  Industrial            Identification No.)
  incorporation or               Classification
  organization)                    Code Number)


                 18301 Von Karman Ave., Suite 250
                         Irvine, CA 92612
                          (949) 260-0120
  (Address and telephone number of principal executive offices)

                           Khanh Nguyen
                  DataLogic International, Inc.
                   18301 Von Karman, Suite 250
                         Irvine, CA 92612
                          (949) 260-0120
     (Name, Address and Telephone Number of Agent for Service)

                         With a copy to:
                         Richard O. Weed
                         April E. Frisby
                          Weed & Co. LLP
                 4695 MacArthur Court, Suite 1430
                     Newport Beach, CA 92660
                          (949) 475-9086

Approximate date of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]



                 CALCULATION OF REGISTRATION FEE

                                    Proposed    Proposed
                                    maximum     maximum
Title of each                       offering    aggregate      Amount of
class of securities  Amount to be   price per   offering       registration
to be registered     Registered(1)  share       price          fee
-------------------  -------------  ----------  -------------- ------------
Common Stock,        6,130,455      $0.41(2)    $2,513,486.55  $318.46
$.001 par value
-------------------  -------------  ----------  --------------  -----------

(1) Includes (i) 5,395,455 shares of common stock issuable upon conversion of the principal and interest of secured convertible term note issued to Laurus Master Fund, Ltd., (ii) 705,000 shares of common stock issuable upon exercise of a warrant issued to Laurus, and (iii) 30,000 shares of common stock issuable upon exercise of a warrant issued to Biscayne Capital Markets, Inc.

(2) Calculated pursuant to Rule 457(c) of Regulation C using the average of the bid and ask prices per share of the registrant's common stock, as reported
on the OTC Bulletin Board for   July 23, 2004 .

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

            SUBJECT TO COMPLETION, DATED _______, 2004

The information in this prospectus is not complete and may be changed. The selling security holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.
This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                  DATALOGIC INTERNATIONAL, INC.,
                      a Delaware corporation

        6,130,455  Shares of $.001 Par Value Common Stock

This prospectus relates to the sale of up to 6,130,455 shares of our common stock, of which 5,395,455 shares are issuable upon conversion of the principal and interest of a secured convertible term note issued to Laurus Master Fund, Ltd. and an aggregate of 735,000 shares are underlying warrants held by Laurus Master Fund, Ltd. and Biscayne Capital Markets, Inc. Laurus Master Fund, Ltd. and Biscayne Capital Markets are sometimes referred to in this prospectus as the selling stockholders. The prices at which the selling stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive proceeds from the sale of shares by the selling stockholders.

Our common stock is quoted on the Nasdaq Over-the-Counter Bulletin Board Market under the symbol "DLGI." On July 23, 2004, the last reported sale price for our common stock was $.42 per share.

INVESTING IN THE COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 2 FOR A DISCUSSION OF THESE RISKS.

The selling stockholders may be considered "underwriters" within the meaning of the Securities Act of 1933, as amended.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          The date of this prospectus is July ___, 2004.

                        TABLE OF CONTENTS

Prospectus Summary........................................................1
Risk Factors..............................................................2
Special Note Regarding Forward-Looking Statement..........................9
Use of Proceeds...........................................................10
Selling Security Holders..................................................10
Plan of Distribution......................................................11
Legal Proceedings.........................................................13
Directors, Executive Officers, Promoters and Control Persons..............13
Security Ownership of Certain Beneficial Owners and Management............14
Description of Securities.................................................15
Experts...................................................................17
Disclosure of Commission Position on Indemnification for
  Securities Act Liabilities..............................................17
Organization Within Last Five Years.......................................18
Description of Business...................................................18
Management's Discussion and Analysis of Financial Condition and
  Results of Operations...................................................21
Description of Property...................................................28
Certain Relationships and Related Transactions............................28
Market for Common Equity and Related Stockholder Matters..................28
Executive Compensation....................................................29
Financial Statements......................................................29
Changes In and Disagreements with Accountants on Accounting
  and Financial Disclosure................................................63

                        PROSPECTUS SUMMARY

BUSINESS

DataLogic International, Inc. is a Delaware corporation. We are located at 18301 Von Karman Ave., Suite 250, Irvine, CA 92612, where our telephone number is (949) 260-0120. The address of our website is www.dlgi.com. Information on this website is not part of this prospectus.

The company, originally named Galveston Oil & Gas, Inc., was incorporated in the State of Delaware on October 3, 1996. The company was later renamed TopClick International, Inc. and on July 23, 2001, the company changed its name from TopClick International to DataLogic International, Inc.

On July 20, 2001, we acquired DataLogic Consulting, Inc., a Texas corporation dedicated to providing a wide range of information technology and staff augmentation related services. On June 2, 2003, we acquired 51% of the issued and outstanding shares of capital stock of IPN Communications, Inc., formerly known as i-PhoneHome, Inc., a privately held California corporation. IPN Communications, Inc. is a provider of voice over Internet protocol (VoIP) telephony product and services.

We are a technology and professional service company dedicated to providing a wide range of information technology and communications related products and services. We provide full life-cycle information technology consulting services that include, but are not limited to, project management, system analysis, design, implementation, testing and maintenance. We also provide short and long term staff augmentation solutions to information technology clients, healthcare providers and to a smaller scale, miscellaneous businesses.

Following the acquisition of IPN Communications, Inc., we began to offer VoIP telephony products and services worldwide. We derive our VoIP income from the sale of phone sets, communication servers, software and hardware licenses, and residual global long distance airtime.

In the last two fiscal years, we spent approximately $100,000 on research and development activities., We currently sell mobile GPS tracking units, software and hardware licenses. Future plans include entry into other vertical machine-to-machine technologies markets.

Our stock is currently trading on the OTC Bulletin Board under the symbol "DLGI" and on the Berlin and Frankfurt exchanges under the trading symbol "TOP.FSE" and German securities code (WKN) of 779612.

THE OFFERING

On June 25, 2004, we entered into a Securities Purchase Agreement with Laurus Master Fund, Ltd. in connection with the private placement of a convertible term note issued by the company in the principal amount of $3,000,000 due June 25, 2007, and a common stock purchase warrant. The note is convertible into shares of our common stock, $.001 par value, at a fixed conversion rate of $0.66, subject to certain limitations, and bears an interest rate of prime plus 2%. The warrant provides for the purchase of up to 705,000 shares of common stock, at exercise prices ranging from $0.73 to $0.79, until June 25, 2011. $1,250,000 of the principal amount of the note will be held in a restricted account in our name but under the sole dominion and control of Laurus as security for the company's and its subsidiaries' obligations under the Securities Purchase Agreement and related agreements. Funds will be released to the company from this account upon conversion of principal once the company has reduced the unrestricted principal amount of the Note ($1,750,000) to zero or upon the satisfaction of other specified conditions.

On May 3, 2004, we entered into a Finder's Fee Agreement with Biscayne Capital Markets, Inc. In connection with this Agreement, we issued Biscayne Capital Markets a warrant to purchase up to 30,000 shares of our common stock at exercise prices ranging from $.73 to $.76 per share.

Up to an aggregate of 6,130,455 shares of common stock may be offered under this prospectus, including 5,395,455 shares that are issuable upon conversion of the principal and interest of the convertible term note issued to Laurus, 705,000 shares of common stock issuable upon exercise of the warrant issued to Laurus and 30,000 shares of common stock issuable upon exercise of the warrant issued to Biscayne Capital Markets. All proceeds of this offering will be received by the selling security holders for their own accounts. We may receive proceeds in connection with the exercise of the warrants issued to Laurus and Biscayne Capital Markets whose underlying shares may in turn be sold by the selling stockholders..

                           RISK FACTORS

You should carefully consider the risks described below before purchasing our common stock. Our most significant risks and uncertainties are described below; however, they are not the only risks the company faces. If any of the following risks actually occur, our business, financial condition, or results of operations could be materially adversely affected, the trading of our common stock could decline, and you may lose all or part of your investment therein. You should acquire shares of DataLogic International, Inc. common stock only if you can afford to lose your entire investment.

RISKS RELATED TO OUR BUSINESS

WE WILL REQUIRE ADDITIONAL FINANCING TO SUSTAIN OUR OPERATIONS
AND WITHOUT THIS FINANCING, WE MAY BE UNABLE TO CONTINUE OUR OPERATIONS.

At December 31, 2003, we had an accumulated deficit of $1,925,141. Further, we incurred net losses of $911,582 and $261,211 in the years ended December 31, 2003 and 2002, respectively. The independent auditor's report for the year ended December 31, 2003 includes an explanatory paragraph to their audit opinion stating that our recurring losses from operations and accumulated deficit raise substantial doubt about the company's ability to continue as a going concern. The company's continued operations are contingent on its ability to raise additional capital and obtain financing and success in its future operations.

On June 25, 2004, we entered into a Securities Purchase Agreement with Laurus Master Fund, Ltd. in connection with the private placement of a convertible term note issued by the company in the principal amount of $3,000,000. $1,250,000 of the principal amount of the note will be held in a restricted account in our name but under the sole dominion and control of Laurus as security for the company's and its subsidiaries' obligations under the Securities Purchase Agreement and related agreements. Funds will be released to the company from this account upon conversion of principal once the company has reduced the unrestricted principal amount of the note to zero or upon the satisfaction of other specified conditions.

In the event the company's funding requirements exceed the $1,750,000 initially obtained and/or the company is unable to access the funds in the restricted account, the company may need to secure another source of funding in order to satisfy its working capital needs. These funds may not be available on favorable terms, if at all.

WE HAVE A HISTORY OF OPERATING LOSSES AND MAY  CONTINUE TO INCUR FUTURE
LOSSES.

We had net losses of $911,582 and $261,611 for the years ended December 31, 2003 and 2002, respectively. The principal causes of our losses are likely to continue to be:

      o     costs resulting from the operation of our businesses;

      o costs relating to entering new business lines, such as the voice-over Internet protocol (VoIP) and machine-to-machine (M2M) sectors;

      o     failure to generate sufficient revenue; and

      o     general and administrative expenses.

Although we had net income of $479,532 for the quarter ended March 31, 2004, this income was primarily due to an increase in VoIP sales, which is a new area of business for us. Therefore, we expect that we may continue to incur net losses in the foreseeable future as our business develops.

WE HAVE RECENTLY BEGUN TO OFFER NEW PRODUCTS AND SERVICES AND MAY NOT BE SUCCESSFUL IN THESE OPERATIONS.

We recently commenced our VoIP telephony products and service business following our acquisition of IPN Communications on June 2, 2003. Further, we entered the machine-to-machine (M2M) technologies market in early 2004. Therefore our business and future prospects in these areas are difficult to evaluate. There are significant challenges, risks and uncertainties frequently encountered by early-stage companies using new and unproven business models in rapidly evolving markets. These risks and uncertainties include significant start-up expenses, obtaining and performing contracts with clients, hiring and retaining qualified personnel establishing a reputation in the industry and acquiring, developing and managing contact centers, managing growth, and obtaining additional capital if required. Moreover as we transition to our new business, we may devote fewer resources to our continuing information technology (IT) consulting business. This may result in a reduction in revenue from our IT business which may not be immediately replaced by revenues from our VoIP and M2M business. Further, there are substantial expenses associated with the entry into new businesses.

WE ARE DEPENDENT ON A FEW LARGE CUSTOMERS; AND OUR CONTINUING OPERATIONS RELY ON THE ABILITY OF THE COMPANY TO RENEW THESE CONTRACTS.

The company provides quality consulting services to Fortune 1000 clients and governmental agents. During the year ended December 31, 2003, the company was awarded an expansion of several multi-year contracts with several state agencies. Our dependence on major customers subjects us to significant financial risks in the operation of our business if a major customer were to terminate or materially reduce, for any reason, its business relationship with us. Further, some of our government agency customers are subject to unique political and budgetary constraints and have special contracting requirements that may affect our ability to obtain new government customers. In addition, future sales to government agencies will depend on our ability to meet government contracting requirements, certain of which may be onerous or impossible to meet, resulting in our inability to obtain a particular contract. Common requirements in government contracts include bonding; provisions permitting the purchasing agency to modify or terminate, at will, the contract without penalty and provisions permitting the agency to perform investigations or audits of our business practices.

WE RELY ON DISTRIBUTORS AND RESELLERS TO SELL OUR VOIP PRODUCTS TO GENERAL CONSUMERS; ANY DISRUPTION TO THESE DISTRIBUTION CHANNELS WOULD HARM OUR BUSINESS.

We sell our VoIP products to independent distributors, resellers, system integrators, telecommunication companies, internet service providers, call center operators and long distance wholesalers. We do not actively sell our VoIP equipment directly to general consumers. As such, we are subject to many risks, including risks related to their inventory levels and support for our products. If distributors attempt to reduce their levels of inventory or if they do not maintain sufficient levels to meet customer demand, our sales could be negatively impacted.

Furthermore, distributors may also sell products offered by our competitors. If our competitors offer our distributors more favorable terms, those distributors may de-emphasize or decline to carry our products. In the future, we may not be able to retain or attract a sufficient number of qualified distributors. If we are unable to maintain successful relationships with distributors or to expand our distribution channels, our business could suffer.

WE MAY FACE INCREASED GOVERNMENT REGULATION, TAXATION AND LEGAL UNCERTAINTIES IN OUR INDUSTRY, WHICH COULD HARM OUR BUSINESS.

There are an increasing number of federal, state, local and foreign laws and regulations pertaining to the Internet and telecommunications. In addition, a number of federal, state, local and foreign legislative and regulatory proposals are under consideration. Laws or regulations may be adopted with respect to the Internet relating to, among other things, fees and taxation of VoIP telephony services, liability for information retrieved from or transmitted over the Internet, online content regulation, user privacy and quality of products and services. Changes in tax laws relating to electronic commerce could materially affect our business, prospects and financial condition. Moreover, the applicability to the Internet of existing laws governing issues such as intellectual property ownership and infringement, copyright, trademark, trade secret, obscenity, libel, employment and personal privacy is uncertain and developing. Any new legislation or regulation, or the application or interpretation of existing laws or regulations, may decrease the growth in the use of the Internet or VoIP telephony services, may impose additional burdens on electronic commerce or may alter how we do business. This could decrease the demand for our existing or proposed services, increase our cost of doing business, increase the costs of products sold through the Internet or otherwise have a material adverse effect on our business, plans, prospects, results of operations and financial condition.

The company's current client base for its VoIP products and services is predominantly located in Asia. Our ability to offer VoIP services outside the U.S. is subject to the local regulatory environment, which may be complicated and often uncertain. Regulatory treatment of Internet telephony outside the United States varies from country to country.

OUR SUCCESS DEPENDS UPON OUR ABILITY TO PROTECT OUR INTELLECTUAL PROPERTY AND PROPRIETARY TECHNOLOGIES, WHICH COULD INVOLVE COSTLY AND LENGTHY LITIGATION THAT COULD SERIOUSLY HARM OUR BUSINESS AND FINANCIAL CONDITION.

We have registered our key Internet URLs and review these registrations on a regular basis to ensure that they remain current and in good standing. While we have applied for registration of trademarks, servicemarks and registered domain names in an effort to protect them, we cannot be sure of the nature or extent of the protection afforded, since trademark registration does not assure any enforceable rights under many circumstances and there exists significant uncertainty surrounding legal protection of domain names.

We do not hold any patents on our technologies nor have we applied for any patents, which may limit our ability to protect our technologies. In addition, any particular aspect of our technologies may infringe the claims of other existing patents, and therefore, subject us to an infringement action.

Legal proceedings could subject us to significant liability for damages or invalidate our proprietary rights. Any potential intellectual property litigation also could force us to take specific actions, including:

o   cease selling products that use the challenged intellectual property;

o obtain from the owner of the infringed intellectual property a right or a license to sell or use the relevant technology, which license may not be available on reasonable terms, or at all; or

o   redesign those products that use infringing intellectual property.

WE SERVE MARKETS THAT ARE HIGHLY COMPETITIVE AND WE MAY BE UNABLE TO COMPETE WITH BUSINESSES THAT HAVE GREATER RESOURCES THAN WE DO.

We have existing competitors for our businesses, and may in the future have new competitors, with greater financial, personnel and other resources, longer operating histories, more technological expertise, more recognizable names and more established relationships in industries that we currently serve or may serve in the future. Increased competition, our inability to compete successfully against current or future competitors, pricing pressures or loss of market share could result in increased costs and reduced operating margins, which could harm our business, operating results, financial condition and future prospects.

Many companies offer products and services similar to those offered by us. Many of these firms are well established, have reputations for success and have significantly greater financial, marketing, distribution, personnel, and other resources than us. Further, we may experience price competition, and this competition may adversely affect our financial position and results of operations or adversely affect our revenues and profitability.

OUR RECENT ACQUISITIONS, AS WELL AS POTENTIAL FUTURE ACQUISITIONS, JOINT VENTURES OR STRATEGIC TRANSACTIONS ENTAIL NUMEROUS RISKS AND UNCERTAINTIES.

Following the acquisition of DataLogic Consulting, Inc. and IPN
Communications, Inc., the company expanded its operations to include information technology consulting services and VoIP telephony products and services worldwide. We may also enter into new or different lines of business, as determined by management and our Board of Directors. The acquisitions of DataLogic Consulting and IPN Communications, as well as any future acquisitions or joint ventures could result, and in some instances have resulted, in numerous risks and uncertainties, including:

      o     potentially dilutive issuances of equity securities;

      o diversion of management's attention and resources from our existing businesses;

      o significant write-offs if we determine that the business acquisition does not fit or perform up to expectations;

      o the incurrence of debt and contingent liabilities or impairment charges related to goodwill and other intangible assets;

      o difficulties in the assimilation of operations, personnel, technologies, products and information systems of the acquired companies;

      o     the risks of entering a new or different line of business;

      o     regulatory and tax risks relating to the new or acquired business;

      o the risks of entering geographic and business markets in which we have no or limited prior experience; and

      o     the risk that the acquired business will not perform as expected.


WE MAY BE UNABLE TO IDENTIFY SUCCESSFUL ACQUISITION CANDIDATES WHICH MAY IMPAIR THE COMPANY'S GROWTH STRATEGY.

The company plans to initiate an aggressive growth strategy in fiscal 2004 to expand its consulting services and VoIP and M2M market shares by way of selectively acquiring established, profitable and complementary companies.
The company expects such targeted companies to have an established market presence in their respective fields along with a loyal customer base that can be used to cross sell other products and services. The success of this strategy depends not only on our ability to identify and acquire businesses on a cost-effective basis but also upon our ability to integrate the acquired operations into our organization effectively, to retain clients of the acquired businesses, to retain the personnel of the acquired or merged companies and to obtain additional financing. In 2003, we unsuccessfully attempted to merge with Kiboga Systems, a solution provider for the public safety market, and incurred substantial expenses. As such, the company may not be able to successfully implement this strategy or to obtain additional financing on a timely basis, which may thereby impair its growth strategy.

WE WILL RELY ON USE OF COMPUTER AND TELECOMMUNICATIONS INFRASTRUCTURE PROVIDED BY THIRD PARTIES.

Our success will depend on our continued investment in sophisticated telecommunications and computer systems and computer software. We anticipate making significant investments in the acquisition, development and maintenance of such technologies and we believe that such expenditures will be necessary on an on-going basis. Computer and telecommunication technologies are evolving rapidly and are characterized by short product lifecycles, which requires us to anticipate technological developments. We can give no assurance that we will be successful in anticipating, managing or adopting such technological changes on a timely basis or that we will have the resources available to invest in new technologies. Our business is dependent on our computer and telecommunications equipment and software systems, the temporary or permanent loss of which, through physical damage or operating malfunction, could have a material adverse effect on our business. Operating malfunctions in the software systems of financial institutions, market makers and other parties might have an adverse affect on our operations. We depend on service provided by various local and long distance telephone companies. A significant increase in the cost of telephone services that is not recoverable through an increase in the price of our services, or any significant interruption in telephone services, could have a material adverse effect on our business. Additionally, as we continue to introduce new services that use new technologies, we may be required to license technology from third parties. There can be no assurance that these licenses will be available on commercially reasonable terms, if at all. Our inability to obtain any of these licenses could result in delays or reductions in the introduction of new services or could adversely affect our existing business.

OUR SUCCESS WILL DEPEND ON OUR ABILITY TO RETAIN KEY PERSONNEL.

Our success will depend on our ability to retain our key personnel and identify, hire and retain additional qualified personnel. There is intense competition for qualified personnel in our industry, and there can be no assurance that we will be able to continue to attract and retain such personnel necessary for the development of our business. Because of the intense competition, we can give no assurance that we will be successful in adding personnel as needed to satisfy our staffing requirements.

RISKS RELATED TO THIS OFFERING

WE MAY EXPERIENCE VOLATILITY IN OUR STOCK PRICE, WHICH COULD NEGATIVELY AFFECT YOUR INVESTMENT, AND YOU MAY NOT BE ABLE TO RESELL YOUR SHARES AT OR ABOVE THE OFFERING PRICE.

The offering price of our common stock may vary from the market price of our common stock after the offering. If you purchase shares of common stock, you may not be able to resell those shares at or above the offering price. The market price of our common stock may fluctuate significantly in response to a number of factors, some of which are beyond our control, including:

   .  quarterly variations in operating results;
   .  changes in financial estimates by securities analysts;
   .  changes in market valuations of other similar companies;
   . announcements by us or our competitors of new products or of significant technical innovations, contracts, acquisitions, strategic partnerships or joint ventures;
   .  additions or departures of key personnel;
   . any deviations in net sales or in losses from levels expected by securities analysts; and
   .  future sales of common stock.

In addition, the stock market has recently experienced extreme volatility that has often been unrelated to the performance of particular companies. These market fluctuations may cause our stock price to fall regardless of our performance.

THE SALE OF OUR COMMON STOCK BY LAURUS MASTER FUND, LTD. MAY CAUSE DILUTION AND COULD CAUSE THE PRICE OF OUR COMMON STOCK TO DECLINE.

All shares in this offering are freely tradable. Depending upon market liquidity at the time, a sale of shares under this offering at any given time could cause the trading price of our common stock to decline. The sale of a substantial number of shares of our common stock under this offering, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

OUR ABILITY TO ATTRACT ADDITIONAL FINANCING, IF AT ALL, MAY
DILUTE THE OWNERSHIP INTERESTS OF INVESTORS AND MAY CAUSE THE SELLING STOCKHOLDER, AS WELL AS OTHER HOLDERS, TO SELL THEIR SHARES, WHICH WOULD CONTRIBUTE TO DOWNWARD MOVEMENT IN THE PRICE OF SHARES.

We intend to raise additional funds through the issuance of equity, equity-related or convertible debt securities. The issuance of additional common stock dilutes existing stockholders. In connection with our transaction with Laurus, we may issue up to 6,130,455 shares of common stock, and accordingly, our stockholders may experience dilution. Further procurement of additional financing through the issuance of equity, equity-related or convertible debt securities or preferred stock may further dilute existing stock. Further, the perceived risk of dilution may cause the selling stockholder, as well as other holders, to sell their shares, which would contribute to downward movement in the price of your shares.

IF AN EVENT OF DEFAULT OCCURS UNDER THE CONVERTIBLE NOTE ISSUED TO LAURUS, IT COULD SERIOUSLY HARM BOTH OUR AND OUR SUBSIDIARIES' OPERATIONS.

On June 25, 2004, we issued a $3,000,000 convertible note to Laurus. Events of default under the note include:

   .  failure to pay interest and principal payments when due;
   . a breach by us of any material covenant or term or condition of the note or any agreement made in connection therewith;
   . a breach by us of any material representation or warranty made in the note or in any agreement made in connection therewith;
   . we make an assignment for the benefit of our creditors, or a receiver or trustee is appointed for us;
   . any form of bankruptcy or insolvency proceeding is instituted by or against us;
   .  any money judgment entered or filed against us for more than $50,000;
   . our failure to timely deliver shares of common stock when due upon conversions of the note; and
   . our common stock is suspended for 5 consecutive days or 5 days during any 10 consecutive days from a principal market.

If we default on the note and the holder demands all payments due and payable, we will be required to pay 130% of the outstanding principal amount of each note and any interest accrued thereon. The cash required to pay such amounts will most likely come out of working capital. Since we rely on our working capital for our day to day operations, such a default on the note could materially adversely effect our business, operating results or financial condition to such extent that we are forced to restructure, file for bankruptcy, sell assets or cease operations, any of which could put your investment dollars at significant risk. Further, our obligations under the note are secured by all of our and our subsidiaries' assets. Failure to fulfill our obligations under the note and related agreements could lead to loss of these assets, which would be detrimental to our operations.

BECAUSE OUR SECURITIES TRADE ON THE OTC BULLETIN BOARD, YOUR ABILITY TO SELL YOUR SHARES IN THE SECONDARY MARKET MAY BE LIMITED.

The shares of our common stock have been listed and principally quoted on the Nasdaq OTC Bulletin Board under the trading symbol "DLGI." Because our securities currently trade on the OTC Bulletin Board, they are subject to the rules promulgated under the Securities Exchange Act of 1934, as amended, which impose additional sales practice requirements on broker-dealers that sell securities governed by those rules to persons other than established customers and "accredited investors" (generally, individuals with a net worth in excess of $1,000,000 or annual individual income exceeding $200,000 or $300,000 jointly with their spouses). For such transactions, the broker-dealer must determine whether persons who are not established customers or accredited investors qualify under the rule for purchasing such securities and must receive that persons written consent to the transaction prior to the sale. Consequently, these rules may adversely affect the ability of purchasers to sell our securities and otherwise affect the trading market in our securities.

BECAUSE OUR SHARES ARE DEEMED "PENNY STOCKS," YOU MAY HAVE DIFFICULTY SELLING THEM IN THE SECONDARY TRADING MARKET.

The Securities and Exchange Commission has adopted regulations which generally define a "penny stock" to be any equity security that has a market price less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. Additionally, if the equity security is not registered or authorized on a national securities exchange or Nasdaq, the equity security also would constitute a "penny stock." As our common stock falls within the definition of penny stock, these regulations require the delivery, prior to any transaction involving our common stock, of a risk disclosure schedule explaining the penny stock market and the risks associated with it. Disclosure is also required to be made about compensation payable to both the broker-dealer and the registered representative and current quotations for the securities. In addition, monthly statements are required to be sent disclosing recent price information for the penny stocks. The ability of broker/dealers to sell our common stock and the ability of shareholders to sell our common stock in the secondary market could be limited. As a result, the market liquidity for our common stock could be severely and adversely affected. Trading in our common stock may continue to be subject to these or other regulations in the future, which would negatively affect the market for our common stock.

        SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which generally include the plans and objectives of management for future operations, including plans and objectives relating to our future economic performance and our current beliefs regarding revenues we might earn if we are successful in implementing our business strategies. The forward-looking statements and associated risks may include, relate to or be qualified by other important factors. You can identify forward-looking statements generally by the use of forward-looking terminology such as "believes," "expects," "may," "will," "intends," "plans," "should," "could," "seeks," "pro forma," "anticipates," "estimates," "continues," or other variations of those terms, including their use in the negative, or by discussions of strategies, opportunities, plans or intentions. You may find these forward-looking statements under the captions "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Description of Business," as well as captions elsewhere in this prospectus. A number of factors could cause results to differ materially from those anticipated by forward-looking statements, including those discussed under "Risk Factors" and "Description of Business."

These forward-looking statements necessarily depend upon assumptions and estimates that may prove to be incorrect. Although we believe that the assumptions and estimates reflected in the forward-looking statements are reasonable, we cannot guarantee that we will achieve our plans, intentions or expectations. The forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ in significant ways from any future results expressed or implied by the forward-looking statements.

         Any of the factors described above or in the "Risk Factors" section above could cause our financial results to differ materially from prior results, which in turn could, among other things, cause the price of our common stock to fluctuate substantially.

                         USE OF PROCEEDS

All of our common stock is being offered by the selling stockholders. We will not receive any of the proceeds from the sale of the common stock. We may receive proceeds in connection with the exercise of warrants. We plan to use those proceeds for general corporate purposes.

                     SELLING SECURITY HOLDERS

On June 25, 2004, we entered into a Securities Purchase Agreement with Laurus Master Fund, Ltd. in connection with the private placement of a convertible term note issued by the company in the principal amount of $3,000,000 due June 25, 2007, and a common stock purchase warrant. The note is convertible into shares of our common stock, $.001 par value, at a fixed conversion rate of $0.66, subject to certain limitations, and bears an interest rate of prime plus 2%. The warrant provides for the purchase of up to 705,000 shares of common stock, at exercise prices ranging from $0.73 to $0.79, until June 25, 2011. In connection with a Finder's Fee Agreement with Biscayne Capital Markets, Inc. dated May 3, 2004, on June 25, 2004, we issued Biscayne Capital Markets a warrant to purchase up to 30,000 shares of our common stock at exercise prices ranging from $.73 to $.76 per share. This warrants expire June 25, 2011.

Laurus Master Fund, Ltd. may sell, from time to time under this prospectus, up to an aggregate of 6,100,455 shares of our common stock, representing 5,395,455 shares that may become issuable upon conversion of the principal of and interest on a three-year $3,000,000 secured convertible term note at a fixed conversion price of $.66 per share and up to 705,000 shares of our common stock, issuable upon the exercise of a warrant.

Biscayne Capital Markets may, from time to time under this prospectus, sell up to 30,000 shares of our common stock, issuable upon the exercise of their warrant.

The following table sets forth, to our knowledge, certain information about the selling security holders as of July 20, 2004. Beneficial ownership is determined in accordance with Rule 13d-3 promulgated by the Securities and Exchange Commission, and generally includes voting or investment power with respect to securities. In computing the number of shares beneficially owned by the holder and the percentage ownership of the holder, shares of common stock issuable upon conversion of the note and upon exercise of the warrant held by the holder that are currently convertible or are exercisable or convertible or exercisable within 60 days after the date of the table are deemed outstanding.

To our knowledge, Laurus Master Fund, Ltd. has sole voting and investment power with respect to all of the shares of common stock beneficially owned by it, except that Laurus Capital Management, LLC, a Delaware limited liability company, may be deemed a control person of the shares held by Laurus. David Grin and Eugene Grin are the principals of Laurus Capital Management, LLC. The address for Messrs. David Grin and Eugene Grin is 825 Third Avenue, 14th Floor, New York, New York 10022. Laurus has not held nor had any material relationship with us in the past three years.

Andy Ismail is the managing director of Biscayne Capital Markets, Inc. The address for Biscayne is 4 W Las Olas, Suite 510, Fort Lauderdale, Florida 33301. Biscayne has not held nor had any material relationship with us in the past three years.

As of July 20, 2004, a total of 36,997,465 shares of our common stock were outstanding. The following table sets forth information as of that date regarding beneficial ownership of our common stock both before and immediately after the offering. Actual ownership of the shares is subject to conversion of the convertible note and exercise of the warrant.

The terms of the convertible note and warrant issued to Laurus, whose underlying shares of common stock are included for resale under this prospectus, prohibit conversion of the note or exercise of the warrant to the extent that conversion of the note or exercise of the warrant would result in the holder, together with its affiliates, beneficially owning in excess of 4.99% of our outstanding shares of common stock. A holder may waive the 4.99% limitation upon 75 prior written notice to us. Also, this limitation does not preclude the holder from converting or exercising the note or warrant and selling shares underlying the note or warrant in stages over time where each stage does not cause the holder and its affiliates to beneficially own shares in excess of the limitation amount.

The shares of common stock being offered under this prospectus may be offered for sale from time to time during the period the registration statement of which this prospectus is a part remains effective, by or for the account of the selling security holders.


                   SHARES BENEFICIALLY OWNED
                   PRIOR TO OFFERING
------------------------------------------------------------------------------
                                                               SHARES BEING
NAME OF BENEFICIAL OWNER        NUMBER           % OF CLASS    OFFERED
------------------------------  ---------------  ------------  ---------------
Laurus Master Fund, Ltd.        6,100,455(1)(2)    16.5        6,100,455
------------------------------  ---------------  ------------  ---------------
Biscayne Capital Markets, Inc.     30,000(3)       <1          30,000
------------------------------------------------------------------------------

(1) Includes 4,545,455 shares issuable upon conversion of the principal of the convertible note, 850,000 shares issuable upon conversion of accrued interest under the convertible note and 705,000 shares issuable upon exercise of the warrant.
(2) Assumes conversion of all of the outstanding principal and interest of the note and exercise of all of the warrant. As further discussed above, the note and warrant contain 4.99% provisions which restrict Laurus from beneficially owning in excess of 4.99% of our outstanding shares of common stock.
(3) 30,000 shares are issuable upon exercise of the warrant issued to Biscayne.

                       PLAN OF DISTRIBUTION

The selling security holders and any of their donees, pledgees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of our common stock being offered under this prospectus on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales, which may include block transactions, may be at fixed or negotiated prices. The selling security holders may use any one or more of the following methods when selling shares:

         o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

         o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         o purchases by a broker-dealer as principal and resales by the broker-dealer for its own account;

         o an exchange distribution in accordance with the rules of the applicable exchange;

         o     privately negotiated transactions;

         o broker-dealers may agree with the selling security holder to sell a specified number of shares at a stipulated price per share;

         o     a combination of any of these methods of sale; or

         o     any other method permitted by applicable law.


         The sale price to the public may be:

         o     the market price prevailing at the time of sale;

         o     a price related to the prevailing market price;

         o     at negotiated prices; or

         o a price the selling security holder determines from time to time.

Laurus has agreed, pursuant to the securities purchase agreement between Laurus and us that Laurus or any of its affiliates and investment partners will not, and will not cause any person or entity, directly or indirectly, to engage in "short sales" of our common stock for as long as the convertible note is outstanding. "Short sales" are contracts for the sale of shares of stock that the seller does not own, or certificates which are not within the seller's control, so as to be available for delivery at the time when, under applicable rules, delivery must be made.

The shares may also be sold under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling security holder has the sole and absolute discretion not to accept any purchase offer or make any sale of shares if it deems the purchase price to be unsatisfactory at any particular time.

The selling security holders may pledge their shares to its broker under the margin provisions of customer agreements. If the selling security holder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. Broker-dealers engaged by the selling security holder may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling security holder does not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

Any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

The selling security holders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. To our knowledge, no selling security holder has entered into any agreement with a prospective underwriter, and we cannot assure you as to whether any such agreement will be entered into. If the selling security holder informs us that it has entered into such an agreement or agreements, the relevant details will be set forth in a supplement or revisions to this prospectus.

The selling security holders and any other persons participating in the sale or distribution of the shares offered under this prospectus will be subject to applicable provisions of the Exchange Act and the rules and regulations under that act, including Regulation M. These provisions may restrict activities of, and limit the timing of purchases and sales of any of the shares by, the selling security holders or any other such person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

We are required to pay all fees and expenses incident to the registration of the shares and have agreed to indemnify Laurus against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933.

Biscayne Capital Markets acted as placement agent in connection with the transaction with Laurus and received a cash fee of $165,000 and warrant to purchase 30,000 shares at exercise prices ranging from $.73 to $.76 per share.


                        LEGAL PROCEEDINGS

We are not involved in any legal proceedings.


  DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS.

Our directors and principal executive officers are as specified on the following table:


NAME                AGE   POSITION
----               ----   ---------
Derek K. Nguyen      41   Chief Executive Officer and Chairman of
                          the Board of Directors

Khanh D. Nguyen      40   President, Chief Operating Officer,
                          Chief Financial Officer and Director

Ray Mueller          45   Chief Information Officer and Director

Derek K. Nguyen has served as the company's Chief Executive Officer and Chairman of the Board of Directors since September 1993. Under Mr. Nguyen's leadership, DataLogic Consulting, Inc. received several awards, including Houston's 100 Fastest Growing Companies during 1997-1998; Inc. Magazine's Fastest Growing 500 Winners in 1999; 50 Largest Minority Owned Firms in Houston in 1999-2000; and Top 100 Diversity Owned Businesses in Texas in 2000. Mr. Nguyen has over 15 years of industry experience and has served as a technical consultant for AT&T, FedEx, International Paper, Exxon, Mobil, and Prudential Healthcare where he developed various business applications. Mr. Nguyen holds a Bachelor of Business Administration degree in Information Systems from the University of North Texas. Mr. Nguyen is the brother of Khanh
D. Nguyen, the Company's President, Chief Operating Officer, Chief Financial Officer and a member of the Board of Directors.

Khanh D. Nguyen is the company's President, Chief Operating Officer, Chief Financial Officer, Secretary and Treasurer and a member of the Board of Directors. Mr. Nguyen was appointed President, Chief Operating Officer and Secretary on September 23, 2002. Mr. Nguyen has served as DataLogic Consulting, Inc's Vice President, Chief Technology Officer and Board Member since September 1993. From September 1999 until December 2001, Mr. Nguyen served as the President and Chief Executive Officer of KDN Securities. Mr. Nguyen has over 15 years of practical systems development and management experience. He has broad technical and business knowledge in the areas of Aerospace, Defense, Financial, Retail, Hospitality, and Transportation. He has also served as a technical consultant for Flagstar, CSX, Levi's, Charles Schwab and others where he architected and developed real-time and object-oriented intra/internet based systems. Mr. Nguyen holds a Bachelor of Science degree in Electrical Engineering from Texas A&M University. Mr. Nguyen is the brother of Derek K. Nguyen, the Company's Chief Executive Officer and a member of the Board of Directors.

Ray Mueller is the Company's Chief Information Officer and a member of the Board of Directors. He is responsible for the information systems and Intellectual Property development. Ray also serves as an Executive Vice President and Chief Technology Officer of RetailDNA, LLC (RDNA). Prior to joining RDNA, Ray was President of Progressive Software, Inc., a leading restaurant and hospitality vendor that specializes in POS (point-of-sale), back office and central data management systems. He was responsible for establishing relationships with several large customers and business partners including McDonald's, Wendy's, CompUSA, HP, IBM, Walker Digital and others. The company was successfully sold in 1999. Ray has also served as the Chief Information Officer of a major hotel management company (Richfield Hospitality Services, Inc.) and CIO of a multi-unit restaurant chain.


  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of July 20, 2004 by (i) each person or entity known by the company to be the beneficial owner of more than 5% of the outstanding shares of common stock, (ii) each of the company's directors and named executive officers, and (iii) all directors and executive officers of the company as a group.

Name and Address of    Nature of           Number of       Percent of
Beneficial Owner       Beneficial owner    Shares Held     Class
---------------------  ------------------  --------------  -----------
Derek K. Nguyen        Chief Executive      7,187,131       19.4%
18301 Von Karman Ave   Officer and
Suite 250              Chairman of the
Irvine, CA 92612       Board of Directors

Khanh D. Nguyen        President, Chief     6,010,203       16.2%
18301 Von Karman Ave   Operating Officer,
Suite 250              Chief Financial
Irvine, CA 92612       Officer, Secretary
                       and Director

Ray Mueller            Chief Information      140,000         .4%
18301 Von Karman Ave   Officer and
Suite 250              Director
Irvine, CA 92612

All officers and
directors as a group
(three persons)                            13,337,334       36.1%

Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. In accordance with Commission rules, shares of the company's common stock which may be acquired upon exercise of stock options or warrants which are currently exercisable or which become exercisable within 60 days of the date of the table are deemed beneficially owned by the optionees. Subject to community property laws, where applicable, the persons or entities named in the table above have sole voting and investment power with respect to all shares of the company's common stock indicated as beneficially owned by them.


                    DESCRIPTION OF SECURITIES

COMMON STOCK

Pursuant to our Certificate of Incorporation, the Board of Directors has authority to issue up to 100,000,000 shares of common stock, par value $0.001 per share. As of July 20, 2004, there were 36,997,465 shares issued and outstanding, one vote for each share held on all matters. Cumulative voting in elections of directors and all other matters brought before stockholders meetings, whether they are annual or special, is not provided for under our Certificate of Incorporation or Bylaws. We have not paid cash dividends on our common stock and do not intend to do so in the foreseeable future. We intend to retain earnings, if any, to provide funds for our operations. Future dividend policy will be determined by the board of directors based upon conditions then existing including our earnings and financial condition, capital requirements and other relevant factors. The company has not authorized any preferred stock.

SECURED CONVERTIBLE TERM NOTE

General

On June 25, 2004, we issued a secured convertible term note to Laurus in the principal amount of $3,000,000 pursuant to a private placement transaction. The secured convertible term note matures on June 25, 2007 and bears interest at a rate of prime plus 2% per annum. Interest is payable monthly at our option in cash or shares of our common stock. If a registration statement covering the shares of common stock issuable upon conversion of the note is effective and the volume weighted average of the closing price of our common stock for the five trading days immediately preceding the end of the calendar month is at least $.825, the interest rate will be reduced by 200 (2.0%) basis points for each incremental increase. The note is convertible into shares of our common stock at a fixed conversion price of $.66 per share.

$1,250,000 of the principal amount of the note will be held in a restricted account in our name but under the sole dominion and control of Laurus as security for the company's and its subsidiaries' obligations under the Securities Purchase Agreement and related agreements. Funds will be released to the company from this account upon conversion of principal once the company has reduced the unrestricted principal amount of the Note ($1,750,000) to zero or upon the satisfaction of other specified conditions including (1) the conversion of principal by Laurus in excess of the monthly amount due and (2) the company is not in default under the note and related agreements and (3) the account receivable balance of the company exceeds $2,000,000.

Repayment

Repayment of the principal amount of the unrestricted portion of the note shall be made in equal monthly installments of $53,030.30, together with any accrued and unpaid interest on the portion of the principal repaid. Payments shall begin on October 1, 2004 and shall continue to maturity. In addition, in the event that any funds are released from the Laurus restricted account for any reason other than as a result of a conversion the amount released shall be applied in equal amounts to each future monthly payment occurring after such release. Any principal amount that remains outstanding on the maturity date shall be due and payable on the maturity date.

If the average closing price of our common stock for the five (5) trading days immediately preceding a payment was greater than or equal to 110% of the fixed conversion price, the holder shall convert all or a portion of the monthly installment, in lieu of cash payment, into shares of common stock. The number of shares, however, converted may not exceed twenty five percent (25%) of the aggregate dollar trading volume of the common stock for the five (5) day trading period immediately preceding delivery of a notice of conversion. Any part of the monthly installment not converted into shares of common stock shall be paid in cash at the rate of 102% of the monthly payment.

Restrictions

The Notes contain restrictions on certain actions we or our subsidiaries may take, including restrictions on dividends, stock repurchases, incurring indebtedness, creating security interests in our assets and changing our business.

Security

The notes are secured by all our assets and the assets of our material operating subsidiaries.

Redemption Right

We will have the option of prepaying the Note by payment of one hundred thirty percent (130%) of the principal amount of this Note together with accrued but unpaid interest thereon and any and all other sums due upon seven (7) business days prior notice.

WARRANTS

We issued warrants to Laurus in connection with our note transaction. These warrants expire in June 2011. The warrants provide for the purchase of up to 705,000 shares of common stock as follows:

(i)   425,000 shares at an exercise price of $0.73;
(ii)  175,000 shares at an exercise price of $0.76; and
(iii) 105,000 shares at an exercise price of $0.79.

The warrants have cashless exercise features.

On May 3, 2004, we entered into a Finder's Fee Agreement with Biscayne Capital Markets, Inc. In connection with this Agreement, on June 25, 2004, we issued Biscayne Capital Markets a warrant to purchase up to 30,000 shares of our common stock as follows:

(i)  20,000 shares at an exercise price of $.73; and
(ii) 10,000 shares at an exercise price of $.76.

This warrant expires June 25, 2011 and has cashless exercise provisions.


TRANSFER AGENT

The transfer agent for our common stock is Signature Stock Transfer, Inc., 2301 Ohio Drive, Suite 100, Plano, TX 75093. The telephone number is 972.612.4120.

                             EXPERTS

No "expert", as that term is defined pursuant to Regulation Section 228.509(a) of Regulation S-B, or the company's "counsel", as that term is defined pursuant to Regulation Section 228.509(b) of Regulation S-B, was hired on a contingent basis, or will receive a direct or indirect interest in the company, or was a promoter, underwriter, voting trustee, director, officer, or employee of the company, at any time prior to the filing of this registration statement.

Our financial statements as of December 31, 2003 and for each of the years in the two-year period ended December 31, 2003 appearing in this prospectus and registration statement have been audited by Kabani & Company, Inc. of Fountain Valley, California, independent auditors, as set forth in their report on such financial statements, appearing elsewhere in this prospectus and in this registration statement, and are included in reliance upon such reports given upon the authority of said firm as experts in accounting and auditing.


      DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                  FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 ("the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

               ORGANIZATION WITHIN LAST FIVE YEARS

The company has a note payable to the Chief Executive Officer of the company. The note is unsecured and has an APR of 6% and is due on September 30, 2004. The note has an outstanding balance of $100,000 as of March 31, 2004. In connection with the Securities Purchase Agreement with Laurus, on June 25, 2004, this officer entered into a subordination agreement with Laurus and the company, whereby he agreed to subordinate this debt in favor of the loan made to the company by Laurus. However, the company may continue to make regularly scheduled principal and interest payments to the officer as long as a event of default has not occurred under the agreement and the rate of interest on this obligation has not increased.

The company has a note payable to the Chief Financial Officer of the company. The note is unsecured and has an APR of 6% and is due on September 30, 2004. The note has an outstanding balance of $130,000 as of March 31, 2004. In connection with the Securities Purchase Agreement with Laurus, on June 25, 2004, this officer entered into a subordination agreement with Laurus and the company, whereby he agreed to subordinate this debt in favor of the loan made to the company by Laurus. However, the company may continue to make regularly scheduled principal and interest payments to the officer as long as a event of default has not occurred under the agreement and the rate of interest on this obligation has not increased.

We issued 370,370 shares of common stock for management fees amounting to $100,000. These shares have been issued to shareholders of IPN as part of the management agreement between the company and IPN for the management services to be provided by IPN from January 1, 2004 to December 31, 2004. This management fee will be amortized over the period of service. $25,000 has been expensed for the three month period ending March 31, 2004.




                     DESCRIPTION OF BUSINESS

OVERVIEW

DataLogic International, Inc. is a technology and professional services company dedicated to providing a wide range of information technologies and communications related products and services.

The company, originally named Galveston Oil & Gas, Inc., was incorporated in the State of Delaware on October 3, 1996. Its initial business was in the development of oil and gas properties. After the consummation of a series of corporate acquisitions, the nature of the company's business changed from development of oil and gas properties to the business of facilitating the consumption of information, products and services via the Internet. The company was later renamed TopClick International, Inc.

On July 20, 2001, we undertook the acquisition of DataLogic Consulting, Inc., a Texas corporation incorporated on August 20, 1993, in a form of a reverse acquisition with DataLogic Consulting being the surviving entity. DataLogic Consulting Inc. is a professional service company dedicated to providing a wide range of information technology and staff augmentation related services. DataLogic Consulting, Inc. is now a wholly-owned subsidiary of the company.

Pursuant to the Acquisition Agreement, the shareholders of DataLogic Consulting, Inc. exchanged 1,000 shares of no par value common stock of DataLogic Consulting, Inc. which then constituted 100% of the issued and outstanding shares of the no par value common stock of DataLogic Consulting, Inc. for 17,500,000 shares of our common stock. The acquisition was approved by the unanimous written consent of its Board of Directors on July 20, 2001. Immediately prior to the acquisition, we had 26,923,675 shares of common stock issued and outstanding. Following the acquisition and the reverse stock split, we had 24,230,918 shares of Common Stock issued and outstanding. As a condition precedent to the acquisition, on July 20, 2001, we authorized a reverse stock split of our common stock pursuant to which the issued and outstanding shares of $.001 par value common stock was reduced by 75%; that is, every four shares of its issued and outstanding common stock were exchanged for one share of its common stock.

We changed our name from TopClick International to DataLogic International, Inc. on July 23, 2001. Our stock is currently trading on the OTC Bulletin Board under the symbol "DLGI" and on the Berlin and Frankfurt exchanges under the trading symbol "TOP.FSE" and German securities code (WKN) of 779612.

On June 2, 2003, we closed a transaction, whereby we acquired 51% of the issued and outstanding shares of capital stock of i-PhoneHome, Inc., a privately held California corporation. On July 24, 2003, i-PhoneHome, Inc. changed its name to IPN Communications, Inc. IPN Communications, Inc. is a provider of voice over Internet protocol (VoIP) telephony product and services. IPN targets consumers and business users on a worldwide basis who seek to reduce communication costs. IPN's product suite includes USB and Ethernet based VoIP phones, videophones, and turnkey servers that support in-network VoIP calling and VoIP to public-switch telephone networks (PSTN). In connection with the transaction, we entered into a management agreement with IPN, whereby IPN would provide operation management services to us until June 2, 2004, including sales and marketing and technical and customer service support. As compensation for these services, we agreed to pay IPN $15,000 per month, 11% of IPN's net profits and $270,000 in our restricted common stock. Further, IPN would receive $90,000 each time IPN net profit reached milestones of $125,000, $250,000 and $375,000.

On January 5, 2004, the management agreement with IPN Communications, Inc. was amended. Pursuant to this amendment, the terms of the agreement will remain in effect until December 31, 2004 unless terminated prior to that time in accordance with the terms in the agreement. The amendment provided for us to pay IPN $100,000 payable in our restricted common stock in full consideration of IPN performance of services. In addition, we must pay IPN 11% of IPN's net profits. We are no longer obligated to pay IPN monthly service fees or any other payout based on the net profit milestones as outlined in the original management agreement. In lieu of this provision, the company issued 370,370 shares of common stock valued at $100,000 on January 5, 2004 to IPN shareholders.

BUSINESS OF THE COMPANY

Prior to July 2001, we owned and operated the TopClick website, a privacy-oriented search engine with complementary privacy-based information sites with links to information on privacy issues, news, books and organizations. Although, we derived revenues primarily from advertising, these revenues were not sufficient to fund operations. We attempted, but were unsuccessful in raising capital to fund operations and eventually the operations ran out of money, leading to the transaction with DataLogic Consulting, Inc.

Following the acquisition of DataLogic Consulting, Inc., the company is an information technology (IT) consulting business. During 2002, the company re-assessed its business in relation to the on-going weakness in the IT industry and as a result decided to expand its services to other sectors.

In the middle of 2002, we evolved to become a professional service company dedicated to providing a wide range of information technology and healthcare related services. We now provide full life-cycle IT consulting services that include, but are not limited to, project management, system analysis, design, implementation, testing and maintenance. The services can be provided at the clients' locations or off-site at our U.S. or affiliated offshore facilities. We also provide short and long term staff augmentation solutions to IT clients, healthcare providers and to a smaller scale, miscellaneous businesses.

Following the acquisition of IPN Communications, Inc., the company began to offer VoIP telephony products and services worldwide. We derive our VoIP income from the sale of phone sets, communication servers, software and hardware licenses, and residual global long distance airtime.

At the end of fiscal 2003, we initiated talks to acquire some machine-to-machine (M2M) technologies to enter the general M2M market. The transaction was consummated in early 2004. The company expects to derive its M2M income from the sale of the mobile tracking units, software and hardware licenses, and residual income from monthly user subscription fees.

STRATEGY

Our strategy for expanding our market share involves strong focus on quality customer service and competitive rates. We hope to achieve this by leveraging our efficient operation and utilizing the economy of scale to provide quality and economic solutions to our clients.

In addition to the general market, we also focus on servicing niche and underserved markets. We actively seek to enlist distributors to market our VoIP products and services throughout the world where high-quality communications can be deployed at a very low cost.

Our primary focus is on long-term growth. We seek to strengthen our fundamentals with a combination of solid organic growth and external growth via strategic mergers and acquisitions.

Our business plan for fiscal 2004 includes being qualified for a larger exchange where our stock can be held by larger institutions thus making it easier to obtain funding to support our growth.

CLIENTS

Our client base for our consulting services is predominantly located in North America. It includes small to large size commercial businesses as well as all levels of governmental agencies. Among the industries that we serve includes Communications, Energy, Financial, Government, Healthcare, Manufacturing, Retail and Transportation.

Our current client base for VoIP products and services is predominantly located in Asia. The company also has clients in North America, South America and Europe. The majority of VoIP clients are distributors, resellers, system integrators, telecommunication companies, ISP's, call center operators, and long distance wholesalers. We do not actively sell VoIP equipment directly to the general consumers.

MARKETING PLAN

We use a direct sales force, online marketing, strategic partnership and distributor programs to market our services. The direct sales force consists of in-house business development personnel and account managers who market our services to senior business executives, information officers, information systems managers and others who make purchasing decisions. The company's strategic partnerships provide the company with additional potential businesses via a split-fee or commission based arrangement.

We engage in advertising and other traditional marketing techniques such as client referrals, trade shows, and personal sales calls to targeted clients. Relationships with larger clients and key governmental personnel are maintained and fostered by at least one of its executive officers. We believe that our senior management's hands-on involvement with major clients is a significant competitive edge. We derive a large part of our business from repeat sales to our clients.

INTELLECTUAL PROPERTY

We do not hold and have not applied for any patents. We have registered our key Internet URLs, www.dlgi.com, www.datalogicconsulting.com, www.ipncom.com, and www.iphonecenter.net, and review these registrations on a regular basis to ensure that they remain current and in good standing.

While we have applied for registration of trademarks, servicemarks and registered domain names in an effort to protect them, we cannot be sure of the nature or extent of the protection afforded, since trademark registration does not assure any enforceable rights under many circumstances and there exists significant uncertainty surrounding legal protections of domain names.

COSTS AND EFFECTS OF COMPLIANCE WITH ENVIRONMENTAL LAWS

We have not incurred any separately identifiable costs to comply with environmental laws.

RESEARCH AND DEVELOPMENT ACTIVITIES

Over the last two fiscal years, we spent approximately $100,000 on research and development activities.

PERSONNEL

As of July 20, 2004, we had 370 employees. There were 265 part-time and 105 full-time employees including 12 employees consisting of executive, supervisory, administrative, sales and clerical personnel. The company considers its relations with its employees to be good. The company has no collective bargaining agreements with any of its employees. The company has employment agreements with each of its billable employees.


 MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                      RESULTS OF OPERATIONS

GENERAL

Datalogic International, Inc. consists of two subsidiaries, DataLogic Consulting, Inc. and IPN Communications, Inc. DataLogic Consulting, a wholly-owned subsidiary, is a professional service company dedicated to solving its clients' business problems with technology-based solutions. Our services include:

     .   information technology consultancy,
     .   project management,
     .   software development,
     .   Internet solutions,
     .   telecommunications/ wireless integration,
     .   value added reselling/training, and
     .   IT outsourcing.

We also provide short and long term staffing solutions to IT clients and healthcare/medical providers. Our clients consist of commercial enterprises and local and state governments.

IPN Communications, Inc., a majority-owned subsidiary, is a provider of voice over Internet protocol (VoIP) telephony products and services. The company's target markets are consumers and business users worldwide who seek to reduce communication costs. IPN's product suite includes USB and Ethernet based VoIP phones, IP Phone adapters, videophones, and turnkey servers that support in-network VoIP calling and VoIP to public-switch telephone networks (PSTN).

We have historically provided a majority of our consulting services at client facilities. Such consulting services have been provided under both professional staff supplementation and project engagements. Staff supplementation engagements are distinguishable from project engagements, commonly referred to as outsourcing services, in that with staff engagements the client generally maintains responsibility for the overall task. Whereas with outsourcing services, we typically assume major responsibilility for the management of the project and/or the design and implementation of specific deliverables based upon client-defined requirements. Our objective in providing professional staffing engagements include developing a clear understanding of the client's needs and positioning ourself to provide quality consulting and outsourcing services if the need arises.

Staff Augmentation/Consulting Services. We seek to provide quality consulting services to our existing and prospective Fortune 1000 clients and governmental agencies. We expect to create value by deploying qualified professionals to work with clients in the Telecommunications, Energy, Financial, Governmental, Healthcare, Manufacturing, Retail and Transportation industries. We believe future prospects of contract renewals from existing clients are good since DataLogic has received favorable reviews and has been extended for multiple terms on most of the projects; however, there can be no assurance that the company will be able to renew most of these contracts, if at all.

Outsourcing Services. We anticipate that we will continue to market our outsourcing services. We believe our competitive edge is our access to a vast pool of talented and inexpensive IT resources. We expect to effectively compete in this highly competitive industry by utilizing our joint ventured offshore development facility located in China, Vietnam and India. The company offers turn key software development and testing to its clients at rates which are substantially lower than most of our competitors. To ensure the quality of services provided, we conduct extensive in-house training and utilize industry standard methodology and development procedures.

Software Development. We anticipate that we will place heavier emphasis on intellectual property development. We plan to achieve this via patenting products, design, and business processes as well as software product development.

We expect that most of the software development will be in the VoIP and Machine-to-Machine market segments.

Business Combinations. We had attempted to expand via merger and acquisition but were not able to achieve the desired results. We incurred sizable expenses, as paid in capital, for the effort without adding any significant net gain to the bottom line in fiscal 2003. The majority of the expenses were in consulting and legal fees for market research, due diligence and legal representation.

We had initially entered into and later terminated an agreement to merge with Kiboga Systems, a solution provider for the public safety market. Following the mutually agreed merger termination, we incurred further losses due to the inability to collect on the accounts receivables owed by Kiboga Systems.

We had successfully acquired and assimilated IPN Communications to offer worldwide VoIP calling solutions. Since its acquisition, IPN has made good progress in gaining market shares. We intend to make similar business combinations in the future; however, there can be no assurance that we can perform such acquisition in a timely maner.

We plan to initiate a more aggressive growth strategy in fiscal 2004 to expand our consulting services, VoIP and M2M market shares by way of selectively acquiring established, profitable and complimentary companies. We plan to retain experienced business brokers and/or merger/acquisition specialists to help accomplish our goals.

We expect such targeted companies to have an established market presence in their respective fields along with a loyal customer base that can be used to cross sell other products and services. The success of this strategy depends not only upon our ability to identify and acquire businesses on a cost-effective basis but also upon our ability to integrate the acquired operations into our organization effectively, to retain clients of the acquired companies, to retain the personnel of the acquired or merged companies, and to obtain additional financing. We anticipate that we may be able to secure adequate financing to fund this growth strategy; however, there can be no assurance that we will be able to obtain additional financing on a timely basis.

Employees and Consultants. Our current operation is efficient in that it can hire and manage the anticipated number of new employees without substantial additional resources. We are also making sufficient preparation to acquire additional funding to accommodate an anticipated upsurge in operating expenses if we are successful in acquiring the new contracts.

We recognize that we are not immune to some of the problems affecting many of our information technology (IT) competitors. The company still experiences weaknesses in its commercial computer consulting business, and its growth is still limited by the effects of the weak computer industry and the U.S. economy, in general. We expect that these factors will continue to work against us in the second quarter of this year.

Our service of the Rhode Island contract is going well. The contract is for five years with close to four years remaining. We have good reason to believe that we will maintain this current level of business with the State of Rhode Island with no major changes in the near future.

VoIP Products. Our product suite includes USB and Ethernet based VoIP phones, videophones, and communication servers. Our IP-Phones can make and receive calls from other IP-Phones as well as conventional phones. The IP-Phones can be used to make calls to other IP-Phones anywhere in the world free of charge. Calls to other conventional phones are charged at a discounted rate.

We also offer server solutions to support in-network calling as well as integrated IP-Phone/public-switch telephone network (PSTN). We have an entry level server solution suitable for organizations who wish to deploy low cost VoIP calling to support inter-office communication. We also have a server solution for businesses who wish to offer low cost VoIP and traditional long distance calling services without incurring the overhead to operate a PSTN system. Additionally, we also have a server solution for existing telecom companies who wish to offer VoIP calling services.

We also offer private branding of our IP Phones. This can be done by customizing the circuit boards, existing phone models or manufacturing new phone sets.

We expect to add to our product suite new and innovative products on a regular basis to increase the value proposition of VoIP technology.

Our VoIP business is progressing well since our acquisition of IPN Communications in the second quarter of 2003. We are currently working with more than ten major companies in Asia, the Middle East, North America, South America and Europe to either test, market, or deploy our VoIP solutions. The majority of our current business is derived from Asian countries such as China, Vietnam, and the Philippines. We expect the market in Asia to remain strong. We plan expansion into the retail channels in North America in fiscal 2004, as well as stronger penetration into Europe, the Middle East, and South America.

Management believes that there will be high demand for VoIP products and services as the technology continues to proliferate. We will place significant emphasis on selling our products and services globally. We expect the current level of interest in our products and services to continually increase as we further penetrate the market and new products and services are rolled out.

Our VoIP revenues can be generated from hardware and software licensing, hardware sales and residual long distance charges.

M2M Products. Panther is our first M2M product. This GPS based vehicle tracking device was designed to focus largely on theft, recovery, and tracking services. The device, available in both GSM and CDMA, can be installed in a vehicle to allow complete control from a user's cell phone, PC, or landline. The device can also be placed in a vehicle with no connections in a manner that would still allow it to report if the vehicle is stolen or has moved from its last parked position.

We can also provide customized M2M solutions for various vertical markets. Some examples of M2M markets include:
    .  security,
    .  public safety,
    .  automatic meter reading,
    .  supply chain management,
    .  vending machine management,
    .  industrial equipment monitoring,
    .  cargo/vehicle tracking,
    .  traffic control, and
    .  home automation.

The M2M business is progressing as planned. We tested and are currently marketing Panther products in North America, South America and Europe. We are testing our products in China and intend to increase our marketing efforts in Asia this year.

M2M revenues may be generated from hardware and software licensing, hardware sales and residual subscription fees.


RESULTS OF OPERATIONS

Comparison of Three Months Ended March 31, 2004 to
Three Months Ended March 31, 2003

Revenues. The net revenues for the quarter ended March 31, 2004 were $4,001,587 as compared to net revenues of $2,939,076 for the prior quarter and $2,291,314 for the same period in the prior year. The 36% sequential increase and 75% year-over-year increase in revenues were primarily due to the increased VoIP sales and the overall increase in consulting services.

Gross Profit. The gross profit for the quarter ended March 31, 2004 increased $670,519 or 205% to $997,263 as compared to the gross profit of $326,744 for the same period in the prior year.

Operating Expenses. The operating expenses for the quarter ended March 31, 2004 were $272,756 as compared to the operating expenses of $227,820 for the same period in the prior year.

Non-Operating Expenses. Factoring expenses for the quarter ended March 31, 2004 were $67,232 as compared to $0 for the same period in the prior year. Interest expenses for the quarter ended March 31, 2004 were $10,963 as compared to $10,107 for the same period in the prior year.

Net Income. As a result of the above, the net income for the quarter ended March 31, 2004 was $479,532 as compared to the net income of $87,217 for the same period in the prior year. The 450% increase in net income was primarily due to the increase in VoIP sales. Basic and diluted net income per share was $.013.

Comparison of the Year Ended December 31, 2003 to the
Year Ended December 31, 2002

Revenues. The net revenues for the year ended December 31, 2003 were $10,702,715 as compared to net revenues of $2,091,439 for the prior year. The 412% increase in revenues was primarily due to the expansion of a multi-year state contracts award that commenced within the first quarter of 2003.

The net revenues excluded an income of $125,000 that was deferred for realization in fiscal 2004 due to a delay in delivery date and an income of $113,000 from Kiboga Systems that was reclassified as doubtful debt. We intend to take legal action to claim the amount owed.

Gross Profit. The gross profit for the year ended December 31, 2003 were $649,572, or 6% of revenues, as compared to the gross profit of $498,936, or 24% of revenues, from the prior year. The decrease in profit to revenues ratio was primarily due to the lower margins on the state contracts.

The gross profit was decreased by $210,758 due to an adjustment in cost of revenue from one of the prior quarters.

Operating Expenses. The consulting expense for the year ended December 31, 2003 were $756,090 as compared to $66,000 for the prior year. The $690,090 increase in consulting expense was attributed to the merger and acquisition related consulting and legal fees. General and administrative expense for the year ended December 31, 2003 were $493,322 as compared to the general and administrative expense of $670,050 for the prior year.

Non-Operating Expenses. Factoring expense for the year ended December 31, 2003 was $170,674 as compared to $0 for the prior year. The increase in factoring expense was mainly due to unusual fees incurred for late payments. Interest expense for the year ended December 31, 2003 was $73,896, an increase of $51,399, as compared to $22,497 for the prior year. The increase in interest expenses was attributable to the increase in the company's short-term debts to finance payroll.

Net Loss. As a result of the above, the net loss for the year ended December 31, 2003 was $911,582 as compared to the net loss of $261,211 for the prior year.


LIQUIDITY AND CAPITAL RESOURCES

Prior to the reverse merger on July 20, 2001, our primary source of cash was from the issuance of our equity securities. In January 1999, we entered into a financing agreement that provided the company with gross proceeds of $2,000,000. These funds were spent on developing an information index to the top Internet guide site and then on a privacy guaranteed search site. These enterprises did not generate sufficient funds to cover operating expenses. Our failure to obtain additional financing for the privacy-oriented business resulted in the change of business following the last fiscal year-end.

Since the reverse merger, our primary source of cash has been from fees and sales revenues realized from its consulting services operations. We currently maintain a $450,000 line of credit with a domestic bank under a revolving credit agreement, which expires on May 31, 2004, unless renewed. The line is secured and is personally guaranteed by an officer of the company and bears an interest rate of 30 Day Commercial Paper plus 3.15%.

On June 2, 2003, we entered into a management agreement with IPN, whereby IPN would provide operation management services to us until June 2, 2004, including sales and marketing and technical and customer service support. As compensation for these services, we agreed to pay IPN $15,000 per month, 11% of net profits and $270,000 in our restricted common stock. Further, IPN would receive $90,000 each time IPN net profit reached milestones of $125,000, $250,000 and $375,000.

On January 5, 2004, the management agreement with IPN Communications, Inc. was amended. Pursuant to this amendment, the terms of the agreement will remain in effect until December 31, 2004 unless terminated prior to that time in accordance with the terms in the agreement. The amendment provided for us to pay IPN $100,000 payable in our restricted common stock in full consideration of IPN performance of services. In addition, we must pay IPN 11% of net profits. We are no longer obligated to pay IPN monthly service fees or any other payout based on the net profit milestones as outlined in the original management agreement. In lieu of this provision, the company issued 370,370 shares of common stock valued at $100,000 on January 5, 2004 to IPN shareholders.

We have two notes payable to the CEO and President of the company for the amount of $100,000 and $130,000 respectively. The notes are both due on September 30, 2004. The notes are unsecured and bear the annual interest rates of 6% on the unpaid principal balance. In connection with the Securities Purchase Agreement with Laurus, on June 25, 2004, these officers entered into a subordination agreement with Laurus and the company, whereby they agreed to subordinate this debt in favor of the loan made to the company by Laurus.

However, the company may continue to make regularly scheduled principal and interest payments to these officers as long as an event of default has not occurred under the agreement and the rate of interest on this obligation has not increased.

The company also has notes payable comprised of the following:


Unsecured note, interest rate 10%, interest payable on last
  day of each month, due January 15, 2004                         $ 50,000
Unsecured note, interest rate 10%, interest payable at the
  end of the term or on demand, due February 4, 2004                50,000
Unsecured note, Interest rate 12%, interest payable at the
  end of the term, due June 30, 2004                                33,200
Unsecured note, Interest rate 12%, interest payable at the
  end of the term, due June 30, 2004                                25,000
Unsecured note - payable to an officer of the company,
  Interest rate 6%, interest payable at the
  end of the term, due March 31, 2005                               10,000
                                                                  ---------
                                                                  $168,200
                                                                  =========



In addition to the above sources of capital, we also have a factoring agreement with Allied Capital Partners, L.P. for an expandable amount. Under this agreement, we may sell certain accounts receivable to Allied Capital Partners, L.P. The purchase price for each account sold is the face amount of the account less a discount of 1.6%. All accounts sold are with recourse on the company. All of the company's accounts receivable, inventories, and computer hardware are pledged as collateral under this agreement. The term is month to month. The agreement with Allied Capital has been terminated and all outstanding balance has been paid off when we entered into a Securities Purchase Agreement with Laurus on June 25, 2004.

Our liquidity consists of cash and the cash equivalent of $514,653 and $2,226,853 in accounts receivable. Our current liabilities consist of $2,308,571 in accounts payable, accrued expenses, and short-term debts.

On June 25, 2004, we entered into a Securities Purchase Agreement with Laurus Master Fund, Ltd. in connection with the private placement of a convertible term note issued by the company in the principal amount of $3,000,000 due June 25, 2007, and a common stock purchase warrant. The note is convertible into shares of our common stock, $.001 par value at a fixed conversion rate of $0.66, subject to certain limitations, and bears an interest rate of prime plus 2%. The warrant provides for the purchase of up to 705,000 shares of common stock, at exercise prices ranging from $0.73 to $0.79, until June 25, 2011. $1,250,000 of the principal amount of the note will be held in a restricted account in our name but under the sole dominion and control of Laurus as security for the company's and its subsidiaries' obligations under the Securities Purchase Agreement and related agreements. Funds will be released to the company from this account upon conversion of principal once the company has reduced the unrestricted principal amount of the Note ($1,750,000) to zero or upon the satisfaction of other specified conditions. The company intends to use these funds to refinance existing indebtedness of the company and its subsidiaries and for general working capital purposes.

We believe that our current cash position is sufficient to meet our capital expenditures and working capital requirements for the near term; however, the growth and technological change of the market make it difficult for the company to predict future liquidity requirements with certainty. Over the longer term, the company must successfully execute its plans to increase revenue and income streams that will generate significant positive cash flow if it is to sustain adequate liquidity without impairing growth or requiring the infusion of additional funds from external sources. Additionally, a major expansion, such as would occur with the acquisition of a major new subsidiary, might also require external financing that could include additional debt or capital. There can be no assurance that additional financing, if required, will be available on acceptable terms, if at all.


                     DESCRIPTION OF PROPERTY

DataLogic's corporate offices are located at 18301 Von Karman Ave, Suite 250, Irvine, California 92612. The space consists of approximately 2,900 square feet of office space and is leased by the Company until August 31, 2006. We also lease sales office spaces in Los Angeles, California, Houston, Texas, New York, New York, Providence, Rhode Island, Herndon, Virginia and Miami, Florida.

We also have personnel who provide services to the company from their home offices. We do not subsidize home office expenses.

We believe that our current facilities are adequate for its current level of operations and that suitable additional or alternative space will be available as needed.

We own a variety of computers and other computer equipment for our operational needs. We believe that our equipment is suited for our present needs and that additional or alternative computer equipment will be available as needed.


          CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Please see Organization Within Last Five Years.


     MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock currently trades on the OTC Bulletin Board under the trading symbol "DGLI". Our stock is also trading on the Berlin and Frankfurt exchanges under the trading symbol "TOP.FSE" and German securities code (WKN) of 779612.

The high and low trading prices, on the OTC Bulletin Board, recorded for our stock, after adjusting for the subsequent four for one rollback, are:

                                   Fiscal Year Ended
              December 31, 2004    December 31, 2003     December 31, 2002
              -----------------    ------------------    -----------------
              High     Low         High         Low      High       Low
Quarter 1     1.69      .24        0.11         0.03     0.26       0.05
Quarter 2      .89      .49        0.30         0.04     0.18       0.02
Quarter 3                          0.25         0.12     0.13       0.03
Quarter 4                          0.33         0.12     0.07       0.02

This market for our common stock has been limited and the prices for our common stock quoted by brokers are not necessarily a reliable indication of the value of our common stock.

There are 183 holders of our common stock in certificate form according to our shareholder list.

There have been no cash dividends declared on our common stock since inception. Dividends will be declared at the sole discretion of our Board of Directors.


                      EXECUTIVE COMPENSATION

Any compensation received by officers, directors, and management personnel of the company will be determined from time to time by the Board of Directors. Officers, directors, and management personnel will be reimbursed for any out-of-pocket expenses incurred on behalf of the company.

Summary Compensation Table. The table set forth below summarizes the annual and long-term compensation for services in all capacities to the company payable to the Chief Executive Officer. There are no other officers whose total annual salary and bonus exceeded $100,000.


                    SUMMARY COMPENSATION TABLE

                                                  Long Term Compensation
                                                  ----------------------
                       Annual Compensation           Awards         Payouts
                    ----------------------------  ----------------  -------
Name and
Principal           Salary   Bonus  Other Annual  Stock   Options   LTIP
Position      Year  ($)      ($)    Compensation  Awards  SARs(#)   Payouts
------------- ----- ------- ------- ------------- ------  --------- --------

Derek Nguyen  2001  $60,000  None   None          None    None      None
CEO           2002  $50,000  None   None          None    300,000   None
Director      2003  $65,000  None   None          None    550,000   None


DIRECTOR'S COMPENSATION

Compensation for directors is at the board of directors' discretion. Only one director, Ray Mueller, received compensation as a director for 2003 with 140,000 shares of common stock.


STOCK OPTION PLAN

In 2003, the board of directors approved the creation of the 2003 Stock Option Plan. This plan reserved 10,000,000 shares of common stock for issuance and provides for the grant of incentive stock options to employees, directors and consultants. 9,862,903 shares have been issued from this plan.

                       FINANCIAL STATEMENTS


    The following financial statements begin on the next page:

    .  Unaudited Financial Statements for the
       quarter ended March 31, 2004.............................F-1  -  F-11

    .  Audited Financial Statements for the
       Years Ended December 31, 2003 and 2002...................F-12 -  F-33

           DATALOGIC INTERNATIONAL, INC. & SUBSIDIARIES
                    CONSOLIDATED BALANCE SHEET
                          MARCH 31, 2004
                           (Unaudited)

                              ASSETS

CURRENT ASSETS:
   Cash & cash equivalent                                   $     514,653
   Accounts receivable, net of allowance
     for doubt debts of $113,000                                2,226,853
   Marketable Securities - available for sale                      61,000
   Inventory                                                       61,986
   Prepaid expenses                                                 5,532
                                                            --------------
     Total current assets                                       2,870,024

PROPERTY AND EQUIPMENT, net                                        66,647

INTANGIBLE ASSETS
   Licenses, net                                                   30,459
   Client Lists, net                                                5,514

DEPOSITS                                                            6,611
                                                            --------------
                                                            $   2,979,255
                                                            ==============

               LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
   Accounts payable & accrued expenses                      $   1,180,117
   Deferred Income                                                165,000
   Line of credit                                                 429,406
   Note payable - officer                                         249,000
   Note payable                                                   168,200
   Due to factor                                                  281,848
                                                            --------------
     Total current liabilities                                  2,473,571

MINORITY INTEREST                                                 203,881

STOCKHOLDERS' EQUITY
   Common stock, $.001 par value; Authorized shares
     100,000,000; Issued and outstanding shares 36,830,366         36,830
   Shares to be issued                                            160,200
   Additional paid in capital                                   1,839,733
   Prepaid Consulting Fees                                       (146,850)
   Accumulated other comprehensive loss                          (142,500)
   Accumulated deficit                                         (1,445,609)
                                                            --------------
     Total stockholders' equity                                   301,804
                                                            --------------
                                                            $   2,979,255
                                                            ==============

      The accompanying notes are an integral part of these consolidated financial statements.

           DATALOGIC INTERNATIONAL, INC. & SUBSIDIARIES
              CONSOLIDATED STATEMENTS OF OPERATIONS
      FOR THREE MONTH PERIODS ENDING MARCH 31, 2004 AND 2003
                           (Unaudited)



                                                       2004          2003
                                                 ------------- -------------

Net revenue                                      $  4,001,587  $  2,291,314

Cost of Revenue                                     3,004,324     1,964,570
                                                 ------------- -------------

Gross Profit                                          997,263       326,744

Operating expenses                                    272,756       227,820
                                                 ------------- -------------

Income from operations                                724,507        98,924

Non-operating expense
  Factoring expense                                   (67,232)            -
  Interest expense                                    (10,963)      (10,107)
                                                 ------------- -------------
     Total non-operating income (expense)             (78,195)      (10,107)
                                                 ------------- -------------

Income before income tax                              646,312        88,817

Provision for income tax                                1,600         1,600

Minority Interest Allocation                         (165,180)            -
                                                 ------------- -------------
Net income (loss)                                $    479,532  $     87,217
                                                 ============= =============
Basic and diluted net income (loss) per share    $      0.013  $      0.003
                                                 ============= =============
Basic and diluted weighted
  average shares outstanding                       36,547,023    25,962,093
                                                 ============= =============




* Weighted average number of shares used to compute basic and diluted loss per share is the same since the effect of dilutive securities is anti-dilutive.








      The accompanying notes are an integral part of these consolidated financial statements.

           DATALOGIC INTERNATIONAL, INC. & SUBSIDIARIES
              CONSOLIDATED STATEMENTS OF CASH FLOWS
      FOR THREE MONTH PERIODS ENDING MARCH 31, 2004 AND 2003
                           (Unaudited)


                                                       2004          2003
                                                  ------------- --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                      $    479,532  $      87,217
  Adjustments to reconcile net income to net cash
   provided by (used in) operating activities:
     Depreciation and amortization                      15,932          2,024
     Issuance of shares for service                    113,350              -
     (Increase) decrease in current assets:
        Receivables                                   (693,309)    (1,303,340)
        Prepaid expenses                                (4,558)         2,094
        Inventory                                        4,239              -
        Deposits                                             -         (1,025)
     Increase in current liabilities:
        Minority Interest                              165,181              -
        Deferred Income                                 40,000              -
        Accounts payable and accrued expense           365,444        362,515
                                                  ------------- --------------
   Total Adjustments                                     6,279       (937,732)
                                                  ------------- --------------
        Net cash provided by (used in)
        operating activities                           485,811       (850,515)
                                                  ------------- --------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of treasury stock                                 -        (10,000)
  Sale of treasury stock                               150,904              -
  Acquisition of property & equipment                    4,243            (64)
                                                  ------------- --------------
        Net cash used in investing activities          155,147        (10,064)
                                                  ------------- --------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from factor                                       -        582,444
  Payment to the factor                               (572,453)             -
  Proceed from loans                                   110,000        250,000
  Payments of loans                                   (100,000)       (36,400)
  Proceed from line of credit                          182,631         83,557
                                                  ------------- --------------
        Net cash provided by financing activities     (379,822)       879,601
                                                  ------------- --------------
NET INCREASE IN CASH & CASH EQUIVALENTS                261,136         19,022

CASH & CASH EQUIVALENTS, BEGINNING BALANCE             253,517              -
                                                  ------------- --------------
CASH & CASH EQUIVALENTS, ENDING BALANCE           $    514,653  $      19,022
                                                  ============= ==============




       The accompanying notes are an integral part of these consolidated financial statements.

DATALOGIC INTERNATIONAL, INC. & SUBSIDIARY
NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
-----------------------------------------------------------------------------

NOTE 1 - DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

DataLogic International, Inc. (formerly, Topclick International, Inc.) (the "Company") was incorporated on October 3, 1996 in the state of Delaware. The Company changed its name from Galveston Oil & Gas, Inc. to Topclick International, Inc. on February 5, 1999. The Company was developing an Internet website for providing users with a one-stop information index to the top Internet guides. On July 23, 2001, the board of directors approved the amendment of the Company certificate of incorporation to change its name to DataLogic International, Inc.

On July 20, 2001, the Company acquired 100% shares outstanding of DataLogic Consulting, Inc. (DCI), a Texas Corporation, and became a parent Company. DCI provides SAS consulting services, Telecommunication and Wireless consulting services, Web design and E-commerce development, and IT staffing and offshore development services to various industries throughout the country. DCI was formed on August 20, 1993.

On June 2, 2003, the Company closed a transaction, whereby it acquired 51% of the issued and outstanding shares of capital stock of i-PhoneHome, Inc., a California corporation which was 100% owned by several individuals. In exchange for 51% of the shares common stock of i-PhoneHome, Inc., the Company issued i-PhoneHome, Inc. fifty-seven thousand ($57,000) dollars in restricted common stock. On December 2, 2003, the company issued i-PhoneHome, Inc. an additional forty thousand ($40,000) dollars in restricted common stock provided that this agreement remained valid and that i-PhoneHome, Inc. is profitable on or about this date.

On July 24, 2003, i-PhoneHome, Inc. changed its name to IPN Communications,
Inc.

On January 5, 2004, the Management agreement with IPN Communications, Inc. was amended. The term of the Agreement shall remain in effect until December 31, 2004 unless terminated prior to that time in accordance with the terms in the Agreement. The amendment provided for DataLogic to pay IPN in the amount of $ 100,000 payable in DataLogic restricted common stock in full consideration of IPN performance of services. In addition, DataLogic shall pay IPN eleven percent of net profits. DataLogic shall no longer be obligated to pay IPN monthly service fees or any other payout based on the net profit milestones as outlined in the original Management Agreement. In lieu of the agreement, the Company issued 370,370 shares of common stock valued at $100,000 on January 5, 2004 (note 9).


Basis of presentation

The accompanying unaudited condensed consolidated interim financial statements have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission for the presentation of interim financial information, but do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. The audited consolidated financial statements for the year ended December 31, 2003 were filed on April 9, 2004 with the Securities and Exchange Commission and are hereby referenced. In the opinion of management, all adjustments considered necessary for a fair presentation have been included. Operating results for the three-month ended March 31, 2004 are not necessarily indicative of the results that may be expected for the year ended December 31, 2004.


Issuance of shares for service

The Company accounts for the issuance of equity instruments to acquire goods and services based on the fair value of the goods and services or the fair value of the equity instrument at the time of issuance, whichever is more reliably measurable.


Segment Reporting

The Company has two reportable segments consisting of   the consulting
services and the sale of phones. The Company evaluates performance based on sales, gross profit margins and operating profit before income taxes.
The following is information for the Company reportable segments for the three month period ended March 31, 2004 (in thousands):


                                        Voice
                                        Over IP
                                        (VoIP)
                           Consulting   Phone
                           Segment      Segment      Unallocated  Total
                           ------------ ------------ ------------ ------------
Revenue                    $     3,192  $       810  $         -  $     4,002

Gross margin                       521          476            -          997

Depreciation and amortization       (2)          (6)          (8)         (16)

Interest expense                    (8)          (3)           -          (11)

Income(Loss) from continuing
operations before income taxes     316          338           (8)         646

Identifiable assets              2,263          716            -        2,979

Capital expenditures                 -            -            -            -

The Company operated in one segment for the three month period ending March 31, 2003.

Reclassifications

Certain comparative amounts have been reclassified to conform with the current year's presentation.


NOTE 2 - PRINCIPLES OF CONSOLIDATION

The accompanying consolidated financial statements include the accounts of DataLogic International, Inc, its 100% wholly owned subsidiary, and DataLogic Consulting, Inc. (DCI) and 51% owned subsidiary, IPN Communications, Inc. (formerly, i-PhoneHome, Inc.) from the acquisition date. All significant inter-company accounts and transactions have been eliminated in consolidation.


NOTE 3 - RECENT PRONOUNCEMENTS

In December 2002, the FASB issued SFAS No. 148 "Accounting for Stock Based Compensation-Transition and Disclosure". SFAS No. 148 amends SFAS No. 123, "Accounting for Stock Based Compensation", to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used, on reported results. The Statement is effective for the Companies' interim reporting period ending January 31, 2003.

In compliance with FAS No. 148, the Company has elected to continue to follow the intrinsic value method in accounting for its stock-based employee compensation plan as defined by APB No. 25 and has made the applicable disclosures below.

Had the Company determined employee stock based compensation cost based on a fair value model at the grant date for its stock options under SFAS 123, the Company's net earnings per share would have been adjusted to the pro forma amounts for the three month period ended March 31, 2004 as follows ($ in thousands, except per share amounts):

            Net Income - as reported                    $       480

            Stock-Based employee compensation
              expense included in reported net
              income, net of tax                                  -

            Total stock-based employee
              compensation expense determined
              under fair-value-based method for all
              rewards, net of tax                               (89)
                                                        ------------
            Pro forma net loss                          $       391
                                                        ============

            Earnings per share:
            Basic, as reported                          $     0.013
            Diluted, as reported                        $     0.013
            Basic, pro forma                            $     0.011
            Diluted, pro forma                          $     0.011

The assumptions used in calculating the fair value of options granted using the Black-Scholes option- pricing model are as follows:


            Risk-free interest rate                       3.5%
            Expected life of the options                  2 years
            Expected volatility                           253%
            Expected dividend yield                       -


Following is a summary of the stock option activity:

            Outstanding at December 31, 2003              1,750,000
            Granted                                         130,000
            Forfeited                                      (600,000)
            Exercised                                             -
                                                          ---------

            Outstanding at March 31, 2004                 1,280,000
                                                          =========

On April 30 2003, the FASB issued FASB Statement No. 149 (FAS 149), Amendment of Statement 133 on Derivative Instruments and Hedging Activities. FAS 149 amends and clarifies the accounting guidance on (1) derivative instruments (including certain derivative instruments embedded in other contracts) and (2) hedging activities that fall within the scope of FASB Statement No. 133 (FAS
133), Accounting for Derivative Instruments and Hedging Activities. FAS 149 also amends certain other existing pronouncements, which will result in more consistent reporting of contracts that are derivatives in their entirety or that contain embedded derivatives that warrant separate accounting. FAS 149 is effective (1) for contracts entered into or modified after June 30, 2003, with certain exceptions, and (2) for hedging relationships designated after June 30, 2003. The guidance is to be applied prospectively. The adoption of SFAS No. 149 does not have a material impact on the Company financial position or results of operations or cash flows.

On May 15, 2003, the Financial Accounting Standards Board (FASB) issued FASB Statement No. 150 (FAS 150), Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. FAS 150 changes the accounting for certain financial instruments that, under previous guidance, could be classified as equity or "mezzanine" equity, by now requiring those instruments to be classified as liabilities (or assets in some circumstances) in the statement of financial position. Further, FAS 150 requires disclosure regarding the terms of those instruments and settlement alternatives. FAS 150 affects an entity's classification of the following freestanding instruments:
a) Mandatorily redeemable instruments b) Financial instruments to repurchase an entity's own equity instruments c) Financial instruments embodying obligations that the issuer must or could choose to settle by issuing a variable number of its shares or other equity instruments based solely on (i) a fixed monetary amount known at inception or (ii) something other than changes in its own equity instruments d) FAS 150 does not apply to features embedded in a financial instrument that is not a derivative in its entirety. The guidance in FAS 150 is generally effective for all financial instruments entered into or modified after May 31, 2003, and is otherwise effective at the beginning of the first interim period beginning after June 15, 2003. For private companies, mandatorily redeemable financial instruments are subject to the provisions of FAS 150 for the fiscal period beginning after December 15, 2003. The adoption of SFAS No. 150 does not have a material impact on the Company financial position or results of operations or cash flows.

In December 2003, the Financial Accounting Standards Board (FASB) issued a revised Interpretation No. 46, "Consolidation of Variable Interest Entities" (FIN 46R). FIN 46R addresses consolidation by business enterprises of variable interest entities and significantly changes the consolidation application of consolidation policies to variable interest entities and, thus improves comparability between enterprises engaged in similar activities when those activities are conducted through variable interest entities. The Company does not hold any variable interest entities.


NOTE 4 - DUE TO FACTOR

On August 23, 2002, the Company entered into a factoring and security agreement to sell certain accounts receivable to Allied Capital Partners, L.P. The purchase price for each account sold is the face amount of the account less a discount of 1.6%. All accounts sold are with recourse on seller.
Allied may defer making payment to the Company of a portion of the purchase price payable for all accounts purchased which have not been paid up to 13.25% of such accounts (reserve). All of the Company's accounts receivable, inventories and computer hardware are pledged as collateral under this agreement. The initial term is for three month and will automatically renew for additional three month at the end of the term. As of March 31, 2003, the Company factored receivables of approximately $582,446 from the factored receivable of $685,231. In connection with the factoring agreement, the Company incurred fees of $11,636 during the three months ended March 31, 2003. As of March 31, 2004, the Company factored receivables of approximately $281,848 from the factored receivable of $331,586. In connection with the factoring agreement, the Company incurred fees of $67,315 during the three months ended March 31, 2004.


NOTE 5 -  NOTES PAYABLE - OFFICER

The company borrowed $ 100,000 from the officer during the quarter ended March 31, 2004. The notes payable to the officers amounted to $ 249,000 at March 31, 2004. The notes are unsecured and bear the annual interest rates of 6% and 12% on the unpaid principal balance. Interest on these notes for the three month period ended March 31, 2004 and 2003 amounted to $ 2,788 and $19,000.

NOTE 6 - NOTES PAYABLE & LINE OF CREDIT

Notes payable comprised of the following:

Unsecured note, interest rate 10%, interest payable on
 last day of each month, due January 15, 2004                      $  50,000
Unsecured note, interest rate 10%, interest payable at
 the end of the term or on demand, due February 4, 2004               50,000
Unsecured note, Interest rate 12%, interest payable at
 the end of the term, due June 30, 2004                               33,200
Unsecured note, Interest rate 12%, interest payable at
 the end of the term, due June 30, 2004                               25,000
Unsecured note - payable to an officer of the Company,
 Interest rate 6%, interest payable at the end of
 the term, due March 31, 2005                                         10,000
                                                                   ---------
                                                                   $ 168,200
                                                                   =========

The company paid $ 100,000 towards the notes during the period ending March 31, 2004. Interest on these notes for the period ended March 31, 2004 and March 31, 2003 was $4,239 and $ 1,875 respectively.

The Company has a line of credit of $450,000 from a financial institution with outstanding balance of $429,406 as of March 31, 2004. The line expires on May 31, 2004. The line is secured by the Company assets, is personally guaranteed by CEO of the Company and bears an interest rate of 4.38%.


NOTE 7 - SUPPLEMENTAL DISCLOSURE OF CASH FLOWS

The Company prepares its statements of cash flows using the indirect method as defined under the Financial Accounting Standard No. 95.

Cash flow statements for the three-month period ended March 31, 2004 does not include the effects of issuance of 370,370 shares of common stock for management services amounting $100,000.

The Company paid $ 800 and $ 0 for income tax during the three-month periods ended March 31, 2004 and 2003. The Company paid $ 4,762 and $13,122 interest during the three-month periods ended March 31, 2004 and 2003, respectively.


NOTE 8 - BASIC AND DILUTED NET INCOME (LOSS) PER SHARE

Basic and diluted net income per share for the three-month period ended March 31, 2004 and 2003 were determined by dividing net profit for the periods by the weighted average number of basic and diluted shares of common stock outstanding.


NOTE 9 - RELATED PARTY TRANSACTIONS

The Company issued 370,370 shares of common stock for management fees amounting $100,000. These shares have been issued to shareholders of IPN as part of the management agreement between the company and IPN for the management services to be provided by IPN from January 01, 2004 to December 31, 2004. This management fees will be amortized over the period of service. $ 25,000 has been expensed for the three month period ending March 31, 2004.

NOTE 10 - STOCKHOLDERS' EQUITY

Common stock

During the three month period ended March 31, 2004, the Company issued common stocks for various services to following parties:

The Company issued 370,370 shares of common stock for management fees amounting $100,000. These shares have been issued to shareholders of IPN as part of the management agreement between the company and IPN for the management services to be provided by IPN from January 01, 2004 to December 31, 2004. This management fees will be amortized over the period of service. $ 25,000 has been expensed for the three month period ending March 31, 2004.

The company entered into a consulting agreement on February 27, 2004 under which it will issue 180,000 shares as consideration for the consulting services to be provided under the agreement. The shares have not been issued as of March 31, 2004. The company has recorded the cost of services based on 20 day average of stock price at the date of agreement amounting to $ 160,200. The cost will be amortized over the period of service. $ 13,350 has been expensed for the three month period ending March 31, 2004.


Treasury stock

The Company sold the treasury stock during the quarter ended March 31, 2004 for $ 150,904.


Stock Option

In 1999 the board of directors approved the creation of the 1999 Stock Option Plan. This plan provides for the grant of incentive stock options to employees, directors and consultants. Options issued under this plan will expire over a maximum term of ten years from the date of grant.

Pursuant to the Corporate Stock Option Plan, the Company granted 600,000 options to two key employees (300,000 options each) during the year ended December 31, 2002. 150,000 options vested immediately and remaining 450,000 options will vest quarterly, over 3 years beginning three months after the vesting commencement date. The Option has an expiry that is 2 years from the vesting schedule date.

The option exercise prices were $.04 for the first 200,000 options and $.03 for 400,000 options which were the same as fair value of the shares at the time of granting of the options.

Pursuant to the Corporate Stock Option Plan, the Company granted 1,150,000 options to two key employees during the year ended December 31, 2003. 440,000 options vested immediately and remaining options will vest quarterly, over 3 years beginning three months after the vesting commencement date. The Option has an expiry that is 2 years from the vesting schedule date.

Pursuant to the Corporate Stock Option Plan, the Company granted 130,000 options to two key employees during the three month period ended March 31, 2004. 52,000 options vested immediately and remaining options will vest quarterly, over 2 years beginning three months after the vesting commencement date. The Option has an expiry that is 2 years from the vesting schedule date.


NOTE 11 - MAJOR CUSTOMERS

Two major customers provided 74% of the net revenue for the three month period ended March 31, 2004. Total receivable from these major customers amounted to approximately $ 1,263,000.

The Company extends credit to its customers based upon its assessment of their credit worthiness and generally does not require collateral. Credit losses have not been significant.


NOTE 12- COMMITMENTS

The company headquarter consists of approximately 2,900 square feet of office space and is leased by the company until August 31, 2006. The company also leases six office facilities under month-to-month basis.


NOTE 13 - GOING CONCERN

The Company's consolidated financial statements are prepared using the generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, the Company has accumulated deficit of $1,445,609 on March 31, 2004. In view of the matter described above, recoverability of a major portion of the recorded asset amounts shown in the accompanying balance sheets is dependent upon continued operations of the Company, which in turn is dependent upon the Company ability to raise additional capital, obtain financing and to succeed in its future operations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Management has taken various steps to revise its operating and financial requirements, which it believes are sufficient to provide the Company with the ability to continue on in next twelve months. Management devoted considerable effort during the period ended March 31, 2004, towards management of liabilities and improving the operations. The Company has a revolving line of credit through their bank to be used as working capital. The management believes that the above actions will allow the Company to continue its operations through the next twelve months.

                   INDEPENDENT AUDITORS' REPORT


To the Stockholders and Board of Directors
Datalogic International, Inc.

We have audited the accompanying consolidated balance sheet of Datalogic International, Inc., a Delaware Corporation and the subsidiary (collectively, "the Company") as of December 31, 2003 and the related consolidated statements of operations, stockholders' deficit and cash flows for each of the two years in the period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Datalogic International, Inc. as of December 31, 2003 and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

The Company's consolidated financial statements are prepared using the generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has accumulated deficit of $1,925,141. The Company incurred net losses of $911,582 and $261,211 in the year ended December 31, 2003 and 2002, respectively. These factors as discussed in Note 17 to the consolidated financial statements, raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 17. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ Kabani & Company Inc

KABANI & COMPANY, INC.
CERTIFIED PUBLIC ACCOUNTANTS

Fountain Valley, California
March 8, 2004

            DATALOGIC INTERNATIONAL, INC. & SUBSIDIARY
                    CONSOLIDATED BALANCE SHEET
                        DECEMBER 31, 2003


                              ASSETS

CURRENT ASSETS:
   Cash                                                    $      253,517
   Accounts receivable                                          1,533,544
   Marketable securities                                           61,000
   Inventory                                                       66,225
   Prepaid expenses                                                   974
                                                           ---------------
      Total current assets                                      1,915,260

PROPERTY AND EQUIPMENT, net                                        67,648

INTANGIBLE ASSETS
   Licenses, net                                                   32,875
   Client lists, net                                               13,786

DEPOSITS                                                            6,612
                                                           ---------------
                                                           $    2,036,181
                                                           ===============


              LIABILITIES AND STOCKHOLDERS' DEFICIT


CURRENT LIABILITIES:
   Accounts payable & accrued expenses                     $      815,000
   Deferred income                                                125,000
   Line of credit                                                 246,775
   Note payable - officer                                         149,000
   Due to factor                                                  854,301
   Loan payable - others                                          258,200
                                                           ---------------
     Total current liabilities                                  2,448,276

MINORITY INTEREST                                                  38,700

STOCKHOLDERS' DEFICIT
   Common stock, $.001 par value;
     Authorized shares 100,000,000
     Issued and outstanding shares 36,459,996                      36,460
   Additional paid in capital                                   1,590,386
   Treasury stock                                                 (10,000)
   Accumulated other comprehensive loss                          (142,500)
   Accumulated deficit                                         (1,925,141)
                                                           ---------------
     Total stockholders' deficit                                 (450,796)
                                                           ---------------
                                                           $    2,036,181
                                                           ===============

      The accompanying notes are an integral part of these consolidated financial statements.

            DATALOGIC INTERNATIONAL, INC. & SUBSIDIARY
              CONSOLIDATED STATEMENTS OF OPERATIONS
          FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002

                                                       2003          2002
                                                  ------------- -------------

Net revenue                                       $ 10,702,715  $  2,091,439

Cost of revenue                                     10,053,143     1,592,503
                                                  ------------- -------------

Gross profit                                           649,572       498,936

Operating expenses:
  Consulting expense                                   756,090        66,000
  Impairment of intangible asset                        45,023             -
  General and administrative                           493,322       670,050
                                                  ------------- -------------
     Total operating expenses                        1,294,434       736,050
                                                  ------------- -------------

Loss from Operations                                  (644,862)     (237,114)

Non-Operating Income (expense):
  Factoring expenses                                  (170,674)            -
  Interest expense                                     (73,896)      (22,497)
                                                  ------------- -------------
     Total non-Operating Income (expense)             (244,570)      (22,497)
                                                  ------------- -------------

Loss before income tax                                (889,432)     (259,611)

Provision for income tax                                 1,600         1,600

Minority interest allocation                           (20,550)            -
                                                  ------------- -------------

Net Loss                                              (911,582)     (261,211)

Other comprehensive (loss)/gain:
  Unrealized loss on marketable securities            (142,500)            -
                                                  ------------- -------------

Comprehensive Loss                                $ (1,054,082) $   (261,211)
                                                  ============= =============

Basic and diluted net loss per share*             $      (0.03) $      (0.01)
                                                  ============= =============
Basic and diluted weighted
  average shares outstanding                        33,312,903    25,781,271
                                                  ============= =============

* Weighted average number of shares used to compute basic and diluted loss per share is the same since the effect of dilutive securities is anti-dilutive.

      The accompanying notes are an integral part of these consolidated financial statements

                   DATALOGIC INTERNATIONAL, INC. & SUBSIDIARY
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT
                 FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002



                        Common Stock
                  --------------------------  Additional              Other                       Total
                    Number of                 Paid-in    Treasury  Comprehensive  Accumulated Stockholders'
                     Shares       Amount      Capital     Stock        Loss         Deficit      Deficit
                  ------------- ---------- ------------ ---------- ------------- ------------ -------------
Balance at
January 1, 2002     24,962,093  $  24,962  $   592,460  $       -  $          -  $  (752,348) $   (134,926)

Issuance of shares
for consulting
services             1,000,000      1,000       65,000          -             -            -        66,000

Loss for the year            -          -            -          -             -     (261,211)     (261,211)
                  ------------- ---------- ------------ ---------- ------------- ------------ -------------
Balance at
December 31, 2002   25,962,093     25,962      657,460          -             -   (1,013,559)     (330,137)

Issuance of shares
for consulting
services             8,812,500      8,812      747,277          -             -            -       756,090

Issuance of shares
to salaried
employees            1,050,403      1,050       89,284          -             -            -        90,334

Issuance of shares
for acquisition of
subsidiary             635,000        635       96,365          -             -            -        97,000

Unrealized loss
on marketable
securities                   -          -            -          -      (142,500)           -      (142,500)

Purchase of
treasury stock               -          -            -    (10,000)            -            -       (10,000)

Loss for the year            -          -            -          -             -     (911,582)     (911,582)
                  ------------- ---------- ------------ ---------- ------------- ------------ -------------
Balance at
December 31, 2003   36,459,996  $  36,460  $ 1,590,386  $ (10,000) $   (142,500) $(1,925,141) $   (450,796)
                  ============= ========== ============ ========== ============= ============ =============













The accompanying notes are an integral part of these consolidated financial statements

                                      F-15







            DATALOGIC INTERNATIONAL, INC. & SUBSIDIARY
              CONSOLIDATED STATEMENTS OF CASH FLOWS
          FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002

                                                      2003          2002
                                                 ------------- --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                       $   (911,582) $    (261,211)
  Adjustments to reconcile net loss to net
   cash used in operating activities:
     Depreciation and amortization                     44,054          4,804
     Impairment of intangible asset                    45,023              -
     Receipt of marketable security for service       (61,000)             -
     Issuance of shares for consulting services       756,090         66,000
     Issuance of shares for compensation               90,334              -
     (Increase) decrease in current assets:
        Receivables                                (1,164,007)      (124,024)
        Inventory                                     (44,797)             -
        Prepaid expenses                                5,061          2,347
        Deposits                                       (4,338)           385
     Increase (decrease) in current liabilities:
        Minority Interest                              38,700              -
        Deferred income                               125,000              -
        Accounts payable and accrued expense          477,352        195,069
                                                 ------------- --------------
           Total Adjustments                          307,472        144,581
                                                 ------------- --------------
     Net cash used in operating activities           (604,110)      (116,630)
                                                 ------------- --------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Acquisition of treasury stock                       (10,000)             -
  Acquisition of property & equipment
    & intangible assets                              (135,978)       (14,582)
                                                 ------------- --------------
     Net cash used in investing activities           (145,978)       (14,582)
                                                 ------------- --------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from factor                                842,849         11,452
  Proceeds from (payment of) shareholders' loan             -        (55,000)
  Proceeds from note payable - officer                 43,600         86,400
  Proceeds from loan payable - others                 198,203              -
  Proceed (payment) on line of credit                 (81,047)        88,360
                                                 ------------- --------------
     Net cash provided by financing activities      1,003,605        131,212
                                                 ------------- --------------
NET DECREASE IN CASH & CASH EQUIVALENTS               253,516              -

CASH & CASH EQUIVALENTS, BEGINNING BALANCE                  -              -
                                                 ------------- --------------

CASH & CASH EQUIVALENTS, ENDING BALANCE          $    253,516  $           -
                                                 ============= ==============

SUPPLEMENTARY DISCLOSURES OF CASH FLOW INFORMATION:
    Cash paid for:
      Interest                                   $     42,810  $      17,869
      Taxes                                      $        800  $       1,600

       The accompanying notes are an integral part of these consolidated financial statements.

            DATALOGIC INTERNATIONAL INC. & SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  DESCRIPTION OF BUSINESS

DataLogic International, Inc. (formerly, Topclick International, Inc.) (the "Company") was incorporated on October 3, 1996 in the state of Delaware. The Company changed its name from Galveston Oil & Gas, Inc. to Topclick International, Inc. on February 5, 1999. The Company was developing an Internet website for providing users with a one-stop information index to the top Internet guides.

Effective February 23, 1999, the Company acquired all the issued and outstanding common stock of Topclick Corporation (TC) by issuing 2,200,000 shares of common stock. As a result of the share exchange, control of the combined companies passed to the former shareholders of TC. The exchange was accounted for as a capital transaction accompanied by a recapitalization of TC.

TC was incorporated under the laws of the state of Delaware on July 8, 1998. Effective July 8, 1998, TC acquired all the issued and outstanding common stock of Topclick (Canada) Inc. (TCCA), a company under common control, and as such, the business combination has been accounted for at historical costs in a manner similar to that in a pooling of interests.

TCCA was incorporated under the laws of the Canada Business Corporation Act and commenced operations on May 15, 1998. Since TCCA was acquired by TC, a company under common control, the deemed date of inception of TC is May 15, 1998. In addition, TC purchased certain Internet assets from Helpful by Design Inc., a company also under common control. This has been accounted for at predecessor historical costs. Effective December 31, 2001, the Board of directors approved dissolution of TC and TCCA.

On July 20, 2001, the Company acquired 100% shares outstanding of DataLogic Consulting, Inc. (DCI), a Texas Corporation, and became a parent Company (Note
12). DCI provides SAS consulting services, Telecommunication and Wireless consulting services, Web design and E-commerce development, and IT staffing and offshore development services to various industries throughout the country. DCI was formed on August 20, 1993.

On June 2, 2003, the Company closed a transaction, whereby it acquired 51% of the issued and outstanding shares of capital stock of i-PhoneHome, Inc., a California corporation

On July 24, 2003, i-PhoneHome, Inc. changed its name to IPN Communications,
Inc.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES & REALIZATION OF ASETS

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of

            DATALOGIC INTERNATIONAL INC. & SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Principles of consolidation

The accompanying consolidated financial statements include the accounts of DataLogic International, Inc, its 100% wholly owned subsidiary, and DataLogic Consulting, Inc. (DCI) and 51% owned subsidiary, IPN Communications, Inc. (formerly, i-PhoneHome, Inc.) from the acquisition date. All significant inter-company accounts and transactions have been eliminated in consolidation. Minority interest represents 49% interest in IPN Communications.

Cash and cash equivalents

The Company considers all liquid investments with a maturity of three months or less from the date of purchase that are readily convertible into cash to be cash equivalents.

Accounts Receivable

The Company maintains reserves for potential credit losses on accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves. Reserves are recorded primarily on a specific identification basis. Allowance for doubtful debts amounted to $113,000 as at December 31, 2003.

Inventories

Inventories are valued at the lower of cost (determined on a weighted average basis) or market. The Management compares the cost of inventories with the market value and allowance is made for writing down the inventories to there market value, if lower. Inventories at December 31, 2003 were comprised of finished phone products amounting $66,225.

Property & Equipment

Capital assets are stated at cost. Equipment consisting of computers is carried at cost. Depreciation of equipment is provided using the straight-line method over the estimated useful lives (3-5 years) of the assets. Expenditures for maintenance and repairs are charged to expense as incurred.

Long-lived assets

Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," and the accounting and

            DATALOGIC INTERNATIONAL INC. & SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations for a Disposal of a Segment of a Business." The Company periodically evaluates the carrying value of long-lived assets to be held and used in accordance with SFAS 144. SFAS 144 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair market value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair market values are reduced for the cost of disposal.

Intangible Assets

Intangible assets consist of Website Development and Licensing Rights to use phones and client lists. The Company recorded $45,023 as impairment of intangible assets as of December 31, 2003 due to loss on projected cash flows from the client lists.


Accounts payable & accrued expenses

Accounts payable and accrued expenses consist of the following:

     Accounts payable                 $    75,819
     Accrued wages                        488,045
     Accrued contract labor               146,482
     Accrued expenses- other              105,022
                                      -----------
                                      $   815,368

Accounts payable amount includes the payable amount of $57,792 assumed by the Company on reverse acquisition on July 20, 2001.

Software development costs

The Company has adopted Statement of Position 98-1 ("SOP 98-1") "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use", as its accounting policy for internally developed computer software costs. Under SOP 98-1, computer software costs incurred in the preliminary development stage are expensed as incurred. Computer software costs incurred during the application development stage are capitalized and amortized over the software's estimated useful life.

Income taxes

Deferred taxes are provided for on a liability method for temporary differences between the financial reporting and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. Deferred tax assets are reduced by a valuation

            DATALOGIC INTERNATIONAL INC. & SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will be realized. For the year ended December 31, 2003, such differences were insignificant.

Stock-based compensation

SFAS No. 123 prescribes accounting and reporting standards for all stock-based compensation plans, including employee stock options, restricted stock, employee stock purchase plans and stock appreciation rights. SFAS No. 123 requires compensation expense to be recorded (i) using the new fair value method or (ii) using the existing accounting rules prescribed by Accounting Principles Board Opinion No. 25, "Accounting for stock issued to employees" (APB 25) and related interpretations with proforma disclosure of what net income and earnings per share would have been had the Company adopted the new fair value method. The Company has chosen to account for stock-based compensation using Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and has adopted the disclosure only provisions of SFAS 123. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee is required to pay for the stock.

The Company accounts for stock-based compensation issued to non-employees and consultants in accordance with the provisions of SFAS 123 and the Emerging Issues Task Force consensus in Issue No. 96-18 ("EITF 96-18"), "Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring or in Conjunction with Selling, Goods or Services". Valuation of shares for services is based on the estimated fair market value of the services performed.

Fair value of financial instruments

Statement of financial accounting standard No. 107, Disclosures about fair value of financial instruments, requires that the Company disclose estimated fair values of financial instruments. The carrying amounts reported in the statements of financial position for current assets and current liabilities qualifying as financial instruments are a reasonable estimate of fair value.

Basic and diluted net loss per share

Net loss per share is calculated in accordance with the Statement of financial accounting standards No. 128 (SFAS No. 128), "Earnings per share". SFAS No. 128 superseded Accounting Principles Board Opinion No.15 (APB 15). Net loss per share for all periods presented has been restated to reflect the adoption of SFAS No. 128. Basic net loss per share is based upon the weighted average number of common shares outstanding. Diluted net loss per share is based on the assumption that all dilutive convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period.

            DATALOGIC INTERNATIONAL INC. & SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Advertising

The Company expenses advertising costs as incurred. Advertising expenses for the year ended December 31, 2003 and 2002 were $21,898 and $1,522, respectively.

Research and Development

Expenditures for software development costs and research are expensed as incurred. Such costs are required to be expensed until the point that technological feasibility is established. The period between achieving technological feasibility and the general availability of such software has been short. Consequently, costs otherwise capitalizable after technological feasibility is achieved are generally expensed because they are insignificant.

Marketable Securities

The Company's investment in securities is classified as available-for-sale and is carried at fair value. All of the securities comprised of shares of common stock of investee. Securities classified as available-for-sale may be sold in response to changes in interest rates, liquidity needs, and for other purposes. The Company does not currently have any held-to-maturity or trading securities.

Unrealized holding gains and losses for available-for-sale securities are excluded from earnings and reported as a separate component of stockholder's equity.

Revenue Recognition

Revenue Recognition Revenue is recognized when earned. The Company's revenue recognition policies are in compliance with all applicable accounting regulations, including American Institute of Certified Public Accountants (AICPA) Statement of Position (SOP) 97-2, Software Revenue Recognition, and SOP 98-9, Modification of SOP 97-2, With Respect to Certain Transactions. Expenses are recognized in the period in which the corresponding liability is incurred.

For sales of phone products, the Company's revenue recognition policies are in compliance with Staff accounting bulletin (SAB) 104. Sales revenue is recognized at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectibility is reasonably assured. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as unearned revenue.

Deferred revenue

Deferred revenue represents amounts received from the customers against future sales of goods or services since the Company recognizes revenue on the shipment of goods or performance of services (see revenue recognition policy). Deferred revenue amounted to $125,000 as of December 31, 2003.

            DATALOGIC INTERNATIONAL INC. & SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Issuance of shares for service

The Company accounts for the issuance of equity instruments to acquire goods and services based on the fair value of the goods and services or the fair value of the equity instrument at the time of issuance, whichever is more reliably measurable.

Reclassifications

Certain comparative amounts have been reclassified to conform with the current year's presentation.

Recent Pronouncements

In December 2002, the FASB issued SFAS No. 148 "Accounting for Stock Based Compensation-Transition and Disclosure". SFAS No. 148 amends SFAS No. 123, "Accounting for Stock Based Compensation", to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used, on reported results. The Statement is effective for the Companies' interim reporting period ending January 31, 2003.

In compliance with FAS No. 148, the Company has elected to continue to follow the intrinsic value method in accounting for its stock-based employee compensation plan as defined by APB No. 25 and has made the applicable disclosures below.

Had the Company determined employee stock based compensation cost based on a fair value model at the grant date for its stock options under SFAS 123, the Company's net earnings per share would have been adjusted to the pro forma amounts for the year ended December 31, 2003 as follows ($ in thousands, except per share amounts) :


            Net loss - as reported                    $       (912)
            Stock-Based employee compensation
              expense included in reported net
              income, net of tax                                 -

            Total stock-based employee
              compensation expense determined
              under fair-value-based method for all
              rewards, net of tax                              (11)
                                                      -------------
            Pro forma net loss                        $       (923)
                                                      =============

            DATALOGIC INTERNATIONAL INC. & SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


            Earnings per share:
            Basic, as reported                               (0.03)
            Diluted, as reported                             (0.03)
            Basic, pro forma                                 (0.03)
            Diluted, pro forma                               (0.03)

On April 30 2003, the FASB issued FASB Statement No. 149 (FAS 149), Amendment of Statement 133 on Derivative Instruments and Hedging Activities. FAS 149 amends and clarifies the accounting guidance on (1) derivative instruments (including certain derivative instruments embedded in other contracts) and (2) hedging activities that fall within the scope of FASB Statement No. 133 (FAS
133), Accounting for Derivative Instruments and Hedging Activities. FAS 149 also amends certain other existing pronouncements, which will result in more consistent reporting of contracts that are derivatives in their entirety or that contain embedded derivatives that warrant separate accounting. FAS 149 is effective (1) for contracts entered into or modified after June 30, 2003, with certain exceptions, and (2) for hedging relationships designated after June 30, 2003. The guidance is to be applied prospectively. The adoption of SFAS No. 149 does not have a material impact on the Company's financial position or results of operations or cash flows.

On May 15, 2003, the Financial Accounting Standards Board (FASB) issued FASB Statement No. 150 (FAS 150), Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. FAS 150 changes the accounting for certain financial instruments that, under previous guidance, could be classified as equity or "mezzanine" equity, by now requiring those instruments to be classified as liabilities (or assets in some circumstances) in the statement of financial position. Further, FAS 150 requires disclosure regarding the terms of those instruments and settlement alternatives. FAS 150 affects an entity's classification of the following freestanding instruments:
a) Mandatorily redeemable instruments b) Financial instruments to repurchase an entity's own equity instruments c) Financial instruments embodying obligations that the issuer must or could choose to settle by issuing a variable number of its shares or other equity instruments based solely on (i) a fixed monetary amount known at inception or (ii) something other than changes in its own equity instruments d) FAS 150 does not apply to features embedded in a financial instrument that is not a derivative in its entirety. The guidance in FAS 150 is generally effective for all financial instruments entered into or modified after May 31, 2003, and is otherwise effective at the beginning of the first interim period beginning after June 15, 2003. For private companies, mandatorily redeemable financial instruments are subject to the provisions of FAS 150 for the fiscal period beginning after December 15, 2003. The adoption of SFAS No. 150 does not have a material impact on the Company's financial position or results of operations or cash flows.

In December 2003, the Financial Accounting Standards Board (FASB) issued a revised Interpretation No. 46, "Consolidation of Variable Interest Entities" (FIN 46R). FIN 46R addresses consolidation by business enterprises of variable interest entities and significantly changes the consolidation application of consolidation policies to variable interest entities and, thus improves comparability between enterprises engaged in similar activities when those activities are conducted through variable interest entities. The Company does not hold any variable interest entities.

            DATALOGIC INTERNATIONAL INC. & SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.   PROPERTY AND EQUIPMENT

Property and Equipment are stated at cost. Property and equipment at December 31, 2003, consists of the following:


             Computer equipment and software         $      89,741
             Furniture and office equipment                  5,841
                                                     --------------
                                                            95,582
             Accumulated depreciation                      (27,934)
                                                     --------------
                                                     $      67,648
                                                     ==============


4.     INTANGIBLE ASSETS

Net intangible assets at December 31, 2003 were as follows:


            Website Development               $      4,900
            Licensing Rights                        39,000
                                              -------------
                                                    43,900
            Less Accumulated amortization          (11,025)
                                              -------------
                                              $     32,875
                                              =============


            Client lists                      $     33,086
            Less Accumulated amortization          (19,300)
                                              -------------
                                              $     13,786
                                              =============


            Amortization for years 2004 through 2006 will be as follows:

            2004                              $     28,419
            2005                                    14,633
            2006                                     3,609
                                              -------------
            Total                             $     46,661
                                              =============

5.   INVESTMENTS IN STOCK AVAILABLE FOR SALE

Following is a summary of investment securities classified as available for sale as on December 31, 2003:

                                     Cost Basis   Fair Value  Unrealized loss
                                     ----------   ----------  ---------------
Marketable securities-Common stock   $  203,500   $  61,000   $  142,500

            DATALOGIC INTERNATIONAL INC. & SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


The Company has recorded the decline in market value as other than temporary. Accordingly, a loss of $142,500 has been recognized as the unrealized loss in the Statements of Operations for the year ended December 31, 2003. In deciding the whether the loss was other than temporary, the Company considered the length of time and the extent to whether the market value has been less than cost, the financial condition of the issuer, change in market value of the security subsequent to the year end but prior to issuance of the financial statements.

6.   DUE TO FACTOR

On August 23, 2002, the Company entered into a factoring and security agreement to sell certain accounts receivable to Allied Capital Partners, L.P. The purchase price for each account sold is the face amount of the account less a discount of 1.75%. All accounts sold are with recourse on seller. Allied may defer making payment to the Company of a portion of the purchase price payable for all accounts purchased which have not been paid up to 13.25% of such accounts (reserve). All of the Company's accounts receivable, inventories and computer hardware are pledged as collateral under this agreement. The initial term is for three month and will automatically renew for additional three month at the end of the term. As of December 31, 2003, the amount advanced by the factor amounted to $854,301 from the factored receivable of $1,005,060. In connection with the factoring agreement, the Company incurred fees and related expenses amounting $170,674 during the year ended December 31, 2003. Receivables are inclusive of the Factored Receivables on the Balance Sheet.

7.   NOTES PAYABLE- OFFICER

The notes from the officer of the Company are due September 30, 2003 and January 21, 2004. The notes are unsecured and bear the annual interest rates of 12% and 10% on the unpaid principal balance. Interest on these notes for the years ended December 31, 2003 and 2002 amounted to $19,000 and $10,000.

8.   NOTES PAYABLE & LINE OF CREDIT

Notes payable comprised of the following:

Unsecured note, interest rate 10%, interest payable on
  last day of each month, due January 15, 2004                    $  50,000
Unsecured note, interest rate 10%, interest payable at the
  end of the term or on demand, due February 4, 2004                 50,000
Unsecured note, interest rate 10%, interest payable on
  last day of each month, due October 8, 2003                       100,000
Unsecured note, Interest rate 12%, interest payable at the
  end of the term, due June 30, 2004                                 33,200
Unsecured note, Interest rate 12%, interest payable at the
  end of the term, due June 30, 2004                                 25,000
                                                                  ----------
                                                                  $ 258,200
                                                                  ==========

            DATALOGIC INTERNATIONAL INC. & SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Interest on these notes for the year ended December 31, 2003 was $ 16,628.

The Company has a line of credit of $450,000 from a financial institution with outstanding balance of $246,775. The line expires on May 31, 2004. The line is secured by the Company's assets, is personally guaranteed by CEO of the Company and bears an interest rate of 4.38%.

9.   STOCKHOLDERS' EQUITY

Common stock

During the year ended December 31, 2003, the Company issued common stocks for various services to following parties:

The Company issued 8,812,500 shares of common stock for consulting services amounting $756,090.

The Company issued 1,050,403 shares of common stock for salaries amounting $90,334.

Per purchase agreement IPN Communications, Inc. (formerly, i-PhoneHome, Inc.) dated on June 2, 2003, the Company issued 635,000 shares of common stock amounting $97,000.

The issuance of shares was recorded at the market value of the stock at the transaction date.


Treasury stock

The Company acquired 170,000 of its own shares during the year. The shares have been shown at their cost of $ 10,000 on the financials.


Stock Option

In 1999 the board of directors approved the creation of the 1999 Stock Option Plan. This plan provides for the grant of incentive stock options to employees, directors and consultants. Options issued under this plan will expire over a maximum term of ten years from the date of grant.

Pursuant to the Corporate Stock Option Plan, the Company granted 600,000 options to two key employees (300,000 options each) during the year ended December 31, 2002. 150,000 options vested immediately and remaining 450,000 options will vest quarterly, over 3 years beginning three months after the vesting commencement date. The Option has an expiry that is 2 years from the vesting schedule date.

The option exercise prices were $.04 for the first 200,000 options and $.03 for 400,000 options which were the same as fair value of the shares at the time of granting of the options.

            DATALOGIC INTERNATIONAL INC. & SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Pursuant to the Corporate Stock Option Plan, the Company granted 1,150,000 options to two key employees during the year ended December 31, 2003. 440,000 options vested immediately and remaining options will vest quarterly, over 3 years beginning three months after the vesting commencement date. The Option has an expiry that is 2 years from the vesting schedule date.

Following is a summary of the stock option activity:

            Outstanding at December 31, 2001                   428,688
                Granted                                        600,000
                Forfeited                                     (428,688)
                Exercised                                            -
                                                              ---------
            Outstanding at December 31, 2002                   600,000

                Granted                                      1,150,000
                Forfeited                                            -
                Exercised                                            -
                                                             ---------
            Outstanding at December 31, 2003                 1,750,000
                                                             =========


Following is a summary of the status of options outstanding at December 31, 2003:

                         Outstanding Options        Exercisable Options
                  -------------------------------  --------------------------
                            Weighted
                            Average      Weighted                  Weighted
                           Remaining     Average                   Average
                           Contractual   Exercise                  Exercise
Exercise Price    Number      Life       Price       Number        Price
--------------   --------- -----------  ----------- ------------  -----------
$ 0.03-$0.04       600,000     4.91       $  0.03      300,000     $  0.03
$ 0.06-$0.24     1,150,000     5.00       $  0.13    1,150,000     $  0.13

Stock-based compensations recognized during the year 2003 and 2002 were $0 and $6,300, respectively.

The assumptions used in calculating the fair value of options granted using the Black-Scholes option- pricing model are as follows:

            DATALOGIC INTERNATIONAL INC. & SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                   2003          2002
                                                   ----          -----
  Risk-free interest rate                          5.0%          5.0%
  Expected life of the options                     5.00 years    4.9 years
  Expected volatility                              100%          86%
  Expected dividend yield                          0             0

10.    INCOME TAXES

Since the Company has not generated taxable income, no provision for income taxes has been provided (other than minimum franchise taxes paid to the States).

Through December 31, 2003, the Company incurred net operating losses for federal tax purposes of $5,553,000. The net operating loss carryforward may be used to reduce taxable income through the year 2018. The availability of the Company's net operating loss carryforwards are subject to limitation if there is a 50% or more positive change in the ownership of the Company's stock.

The Company's total deferred tax asset is as follows:

                                                      December 31,
                                                         2003
                                                      ------------
                 Tax benefit of net operating
                   loss carryforward                  $ 1,880,000
                 Valuation allowance                   (1,880,000)
                                                      ------------
                                                      $         -
                                                      ============


The following is a reconciliation of the provision for income taxes at the U.S. federal income tax rate to the income taxes reflected in the Statement of
Operations:

                                                    December 31,  December 31,
                                                       2002          2001
                                                    -----------   -----------
Tax expense (credit) at statutory rate-federal         (34)%         (34)%
State tax expense net of federal tax                    (6)           (6)
Changes in valuation allowance                          40            40
                                                    -----------   -----------
 Tax expense at actual rate                              -             -
                                                    ===========   ===========


The valuation allowance increased to $1,880,000 in the year ended December 31, 2003, since the realization of the operating loss carryforwards are doubtful. It is reasonably possible that the Company's estimate of the valuation allowance will change.

11.  SUPPLEMENTAL DISCLOSURE OF CASH FLOWS

The Company prepares its statements of cash flows using the indirect method as defined under the Financial Accounting Standard No. 95.

            DATALOGIC INTERNATIONAL INC. & SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


The Company paid $800 and $1,600 for income tax during the year ended December 30, 2003 and 2002. The Company paid $42,810 and $17,869 interest during the year ended December 30, 2003 and 2002, respectively.

Cash flow statements for the year ended December 31, 2003 does not include the effects of issuance of 8,812,500 shares of common stock for consulting services amounting $756,090 and issuance of 1,050,403 shares of common stock for salaries amounting $90,334.

12.  MAJOR CUSTOMERS

One major customer provided 85% of the net revenue for the year ended December 31, 2003. The receivable balance due from this customer was $1,064,278 at December 31, 2003. Three major customers provided 64% of the net revenue for the year ended December 31, 2002. The receivable balance due from these customers was $226,385 at December 31, 2002.

The Company extends credit to its customers based upon its assessment of their credit worthiness and generally does not require collateral. Credit losses have not been significant.

13.  COMMITMENTS

The company headquarter consists of approximately 2,900 square feet of office space and is leased by the company until August 31, 2006. The company also leases six office facilities under month-to-month basis. Total rental under these leases were $52,362 and $32,880 for the year 2003 and 2002, respectively.

14.  ACQUISITION

The Company entered into a stock purchase agreement (the "Purchase Agreement") with i-PhoneHome, Inc., a California corporation, ("i-PhoneHome") engaged in the business of providing VoIP products and services. Pursuant to the purchase agreement closed on June 2, 2003, the Company purchased 51% of i-PhoneHome's outstanding common stock in exchange for newly issued shares of the Company's common stock. Upon the closing, the Company issued i-PhoneHome, Inc. fifty-seven thousand ($57,000) dollars in restricted common stock. On December 2, 2003, the Company issued i-PhoneHome, Inc. an additional forty thousand ($40,000) dollars in restricted common stock pursuant to the purchase agreement On March 2, 2004, the Company will issue i-PhoneHome, Inc. and additional forty thousand ($40,000) dollars in restricted common stock provided that this agreement remained valid and that i-PhoneHome, Inc. is profitable on or about this date.

The Company will purchase necessary equipment to operate IPN Communications, Inc. (formerly, i-PhoneHome, Inc.). The total amount purchase will not exceed $100,000. At the mutual consent of both parties, any unused capital may apply toward overhead expenses. The Company will pay for overhead expenses including but not limited to office rental, data center, inventory and miscellaneous office expenses. Such expenses will not exceed an average of ten thousand ($10,000) dollars per month.

            DATALOGIC INTERNATIONAL INC. & SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


The Company agreed to enter into management service contract with IPN Communications, Inc. (formerly, i-PhoneHome, Inc.) for the duration of the funding period. The term of the agreement shall commence on June 2, 2003 and shall remain in effect until June 2, 2004 unless: (a) immediately by the Company upon the receipt of notification from the Company that IPN Communications, Inc. is not performing satisfactorily; (b) by either party upon breach of the agreement by the other party; or (c) by either party at any time upon fourteen (14) days prior written notice to the other. IPN Communications, Inc. shall faithfully perform the normal duties of operation management which include but not limited to sales and marketing, technical and customer service support. In full consideration of IPN Communications, Inc.'s performance of the services, the Company shall pay i-PhoneHome, Inc. for work performed in an amount $15,000 per month. In addition, the Company shall pay IPN Communications, Inc. eleven (11%) percent of net profits and for a maximum of two hundred seventy thousand ($270,000) dollars in restricted common stock, the Company shall IPN Communications, Inc. ninety thousand ($90,000) dollars each time i-PhoneHome, Inc.net profit reached one hundred twenty-five thousand ($125,000) dollars increments. i-PhoneHome, Inc., which develops and markets voice over IP (VoIP) phone products, was incorporated on March 21, 2003. At the date of acquisition, IPN Communications, Inc. had insignificant operations and minimal of assets, therefore, no proforma information has been presented.

On January 5, 2004, the management agreement with IPN Communications, Inc. was amended. The term of the Agreement shall remain in effect until December 31, 2004 unless terminated prior to that time in accordance with the terms in the Agreement. The amendment provided for DataLogic to pay IPN in the amount of $ 100,000 payable in DataLogic restricted common stock in full consideration of IPN's performance of services. In addition, DataLogic shall pay IPN eleven percent of net profits. DataLogic shall no longer be obligated to pay IPN monthly service fees or any other payout based on the net profit milestones as outlined in the original Management Agreement.

The acquisition price of $97,000 has been allocated to intangible asset-Client list. As a part of the acquisition, the Company acquired intangible asset, comprised of client list of $33,086, The Client list is being amortized over one year period. The company has an accumulated amortization of $19,300 for the intangible asset through December 31, 2003.

            DATALOGIC INTERNATIONAL INC. & SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


A summary of the i-PhoneHome Inc. assets acquired, liabilities assumed and consideration for is as follows:

                                                Allocated
                                                 Amount
                                                ---------
     Current assets                             $  40,580
     Non-current assets                            20,569
     Current liabilities                          (42,258)
     Client lists and intangible assets            78,109
                                                ---------
                                                $  97,000
                                                =========

     Consideration paid                           Amount
     -------------------                        ---------

     Common stock - restricted                     97,000
                                                ---------
                                                $  97,000
                                                =========

Unaudited Pro-forma revenue, net income and income per share have not been presented since there was insignificant activity in iPhoneHome before the acquisition.

Through December 31, 2003, the Company recorded an impairment of $45,023 towards intangibles assets acquired in the acquisition.

The amortization expense of the intangibles amounted to $19,300 for 2003.

15.   BASIC AND DILUTED NET LOSS PER SHARE

Basic and diluted net loss per share for the twelve-month period ended December 31, 2003 and 2002 were determined by dividing net loss for the periods by the weighted average number of basic and diluted shares of common stock outstanding. Weighted average number of shares used to compute basic and diluted loss per share is the same since the effect of dilutive securities is anti-dilutive.

16.    SEGMENTS

The Company has two reportable segments consisting of   the consulting
services and the sale of phones. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance based on sales, gross profit margins and operating profit before income taxes.

The following is information for the Company's reportable segments for the year ended December 31, 2003 (in thousands):

            DATALOGIC INTERNATIONAL INC. & SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



                             Consulting     Phone
                               Segment     Segment    Unallocated     Total
                           ------------- ------------ ------------ -----------
Revenue                    $     10,504  $       198  $         -  $   10,702

Gross margin                        573           77            -         650

Depreciation and
  amortization                      (14)         (11)         (19)        (44)

Interest expense                    (69)          (5)           -         (74)

Loss from continuing
  operations before
  income taxes                     (868)          21          (64)       (900)

Identifiable assets               1,784          252            -       2,036

Capital expenditures                  -            -            -           -


The Company operated in one segment in the year 2002.

17.   GOING CONCERN

The Company's consolidated financial statements are prepared using the generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, the Company has accumulated deficit of $1,925,141 at December 31, 2003. The Company incurred net losses of $911,582 and $261,211 in the year ended December 31, 2003 and 2002, respectively. In view of the matters described above, recoverability of a major portion of the recorded asset amounts shown in the accompanying balance sheets is dependent upon continued operations of the Company, which in turn is dependent upon the Company's ability to raise additional capital, obtain financing and to succeed in its future operations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

The Company recently undertook several actions to revise its operating and financial requirements to provide it with sufficient liquidity to continue to fund operations for the next twelve months that included arranging working capital financing. Further, during the year ended December 31, 2003, the Company was awarded an expansion of several multi-year contracts with several State Agencies. These awards can provide the Company with an increase level of revenues that should support the Company's current overhead expenses and provide for increasing cash-flows that can improve the current stockholders' equity and allow the Company to continue its operations through the next twelve months.

            DATALOGIC INTERNATIONAL INC. & SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


18. SUBSEQUENT EVENTS

On January 5, 2004, the Management agreement with IPN Communications, Inc. was amended. The term of the Agreement shall remain in effect until December 31, 2004 unless terminated prior to that time in accordance with the terms in the Agreement. The amendment provided for DataLogic to pay IPN in the amount of $ 100,000 payable in DataLogic restricted common stock in full consideration of IPN's performance of services. In addition, DataLogic shall pay IPN eleven percent of net profits. DataLogic shall no longer be obligated to pay IPN monthly service fees or any other payout based on the net profit milestones as outlined in the original Management Agreement.

          CHANGES AND DISAGREEMENTS WITH ACCOUNTANTS ON
               ACCOUNTING AND FINANCIAL DISCLOSURE

None.

          PART II-INFORMATION NOT REQUIRED IN PROSPECTUS

       ITEM 24.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

Section 145 of the Delaware General Corporation Law specifies as follows:

     (a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

     (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     (c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) or this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

     (d) Any indemnification under subsections (a) and (b) in this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or

(2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

     (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

     (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

     (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, or trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

     (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

     (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to and employee benefit plan, its participant or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

     (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees).

     Our Certificate of Incorporation also provides as follows:

     SEVENTH: Directors of the corporation shall not be liable to either the corporation or its stockholders for monetary damages for a breach of fiduciary duties unless the breach involves:
     (1) a director's duty of loyalty to the corporation or its stockholders; (2) acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law;
     (3) liability for unlawful payments of dividends or unlawful stock purchase or redemption by the corporation; or (4) a transaction from which the director derived an improper personal benefit.

   Our Bylaws provide as follows with respect to indemnification and insurance:

     Section 17. Indemnification of Directors, Officers, Employees and Agents. The Corporation shall indemnify each director, officer, employee and agent of the Corporation, as amended by the provisions of Section 145 of the Delaware General Corporation Law, as set forth in Article VI of these Bylaws.

     We have not currently made any arrangements regarding directors and officers insurance, but may do so in the future.

INSOFAR AS INDEMNIFICATION FOR LIABILITIES OCCURRING PURSUANT TO THE PROVISIONS OF THE SECURITIES ACT OF 1933 MAY BE PERMITTED AS TO DIRECTORS, OFFICERS, OR PERSONS CONTROLLING THE COMPANY PURSUANT TO THE FOREGOING PROVISIONS, THE COMPANY HAS BEEN INFORMED THAT IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION, SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THAT ACT AND, THEREFORE, IS UNENFORCEABLE.

       ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following sets forth the expenses in connection with this offering. We shall bear all these expenses. All amounts set forth below are estimates, other than the SEC registration fee.

SEC Registration Fee                   $      318.46
Legal Fees and Expenses                $   25,000.00
Accounting Fees and Expenses           $   15,000.00
Miscellaneous                          $    5,000.00
                                       --------------
TOTAL                                  $   45,318.46

         ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

On June 25, 2004, we issued a Secured Convertible Term Note in the principal amount of $3,000,000 to Laurus Master Fund, Ltd. in connection with the Securities Purchase Agreement. The note is convertible into shares of common stock at a fixed conversion price of $0.66 per share. We also issued Laurus a warrant to purchase up to 705,000 shares at exercise prices ranging from $.73 to $.79 per share. The Note and the warrant were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act, on the basis that the issuance did not involve a public offering.

On June 25, 2004, we issued a warrant to purchase up to 30,000 shares of common stock at exercise prices ranging from $.73 to $.76 per share to Biscayne Capital Markets, Inc. The warrant expires June 25, 2011. The warrant was issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act, on the basis that the issuance did not involve a public offering.

AVAILABLE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we files with the Commission at the Commission's Public Reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Our Commission filings are also available to the public at the Commission's web site at http://www.sec.gov.

You may also request a copy of these filings, at no cost, by writing or telephoning as follows:

                  DataLogic International, Inc.,
                 18301 Von Karman Ave, Suite 250,
                     Irvine, California 92612
                          (949) 260-0120

This prospectus is part of a registration statement on Form SB-2 we filed with the SEC under the Securities Act. You should rely only on the information or representations provided in this prospectus. We have not authorized anyone to provide you with different information other than the information contained in this prospectus. We are not making an offer of these securities in any state where the offer is not permitted.

                        ITEM 27. EXHIBITS

The following is a list of exhibits required by Item 601 of Regulation S-B that are filed or incorporated by reference. The exhibits that are incorporated by reference from our prior SEC filings are noted on the exhibit index. The other exhibits are attached hereto and are being filed with the SEC as part of this registration statement.

Exhibit
Number      Description of Exhibit
------
--------------------------------------------------------------------
(3.1.1)   Certificate of Incorporation.(1)
(3.1.2)   Certificate of Amendment to Certificate of Incorporation (1)
(3.1.3)   Certificate of Amendment to Certificate of Incorporation
(3.1.4)   Certificate of Amendment to Certificate of Incorporation
(3.2 )    Amended and Restated By-laws (1)
(4.1)     Instruments Defining Rights of Security Holders *

(5.1)     Opinion of Weed & Co. LLP re: legality
(10.1) Securities Purchase Agreement dated June 25, 2004, by and between DataLogic International Group, Inc. and Laurus Master Fund, Ltd.(2)
(10.2) Secured Convertible Term Note dated June 25, 2004, by and between DataLogic International, Inc. and Laurus Master Fund, Ltd.(2)
(10.3) Registration Rights Agreement dated June 25, 2004, by and between DataLogic International, Inc. and Laurus Master Fund, Ltd.(2)
(10.4)    Common Stock Purchase Warrant(2)
(10.5) Master Security Agreement dated June 25, 2004, by DataLogic International, Inc. and its subsidiaries.(2)
(10.6) Stock Pledge Agreement dated June 25, 2004, by and among Laurus Master Fund, Ltd., DataLogic International, Inc. and its subsidiaries.(2)
(10.7) Subsidiary Guaranty dated June 25, 2004 by the subsidiaries of DataLogic International, Inc. (2)
(10.8) Funds Escrow Agreement dated June 25, 2004 by and among DataLogic International, Inc., Laurus Master Fund, Ltd. and Loeb & Loeb LLP(2)
(10.9) Restricted Account Agreement dated June 25, 2004 by and among North Fork Bank, DataLogic International, Inc. and Laurus Master Fund, Ltd.(2)
(10.10) Subordination Agreement dated June 25, 2004 by and between Derek K. Nguyen and Khanh D. Nguyen and Laurus Master Fund, Ltd.(2)
(10.11) Restricted Side Letter between Laurus Master Fund, Ltd. and DataLogic International, Inc.(2)
(10.12)   Stock Option Plan(3)
(10.13)   Management Agreement with IPN Communications, Inc.
(10.14)   Warrant Agreement with Biscayne Capital Markets, Inc.
(10.15)   Finder's Fee Agreement with Biscayne Capital Markets, Inc.
(21)      Subsidiaries of DataLogic International, Inc.
(23.1)    Consent of Independent Auditors, Kabani & Co.
(23.2)    Consent of Weed & Co. LLP (included in Exhibit 5.1)

*   incorporated by reference from the provisions of Exhibits 3.1.1 -3.1.4
(1) Filed with Form 10-SB on April 23, 1999 (File No. 000-30382)
(2) Filed with Form 8-K dated June 25, 2004
(3) Filed with Form S-8 on April 9, 2003.

                      ITEM 28.  UNDERTAKINGS

DataLogic International, Inc. undertakes to:

(a)(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                            SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Irvine, State of California, on July 26, 2004.

                                  DataLogic International, Inc.

                                  By: /s/ Derek K. Nguyen
                                      ------------------------------------
                                  Its Chief Executive Officer and Director


In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.



By: /s/ Derek K. Nguyen                                        July 26, 2004
   --------------------------------------
Its Chief Executive Officer and Director


By: /s/ Khanh D. Nguyen
   --------------------------------------
Its President, Chief Operating Officer,
Chief Financial Officer (Principal
Accounting Officer) and Director                               July 26, 2004


By: /s/ Ray Mueller
-----------------------------------------
Its Chief Information Officer and
Director                                                       July 26, 2004